Exhibit 4.12

Date 15th August 2003

British Energy plc	British Energy Generation Limited
3 Redwood Creescent	c/o British Energy plc
Peel Park	3 Redwood Crescent
East Kilbride	Peel Park
G74 5PR, Scotland	East Kilbride, G74 5PR, Scotland

Attention: Group Treasurer	Attention: Group Treasurer

British Energy Generation (UK) Limited	British Energy Power and Energy Trading
3 Redwood Crescent	Limited
Peel Park East	3 Redwood Crescent
East Kilbride	Peel Park
G74 5PR, Scotland	East Kilbride, G74 5PR, Scotland

Attention: Group Treasurer	Attention: Group Treasurer

British Energy Investment Limited	District Energy Limited
3 Redwood Crescent	c/o British Energy plc
Peel Park	3 Redwood Crescent
East Kilbride	Peel Park
G74 5PR, Scotland	East Kilbride, G74 5PR, Scotland

Attention: Group Treasurer	Attention: Group Treasurer

British Energy International Holdings Limited	District Energy US Holdings Inc
3 Redwood Crescent	c/o British Energy Plc
Peel Park	3 Redwood Crescent
East Kilbride	Peel Park
G74 5PR, Scotland	East Kilbride, G74 5PR, Scotland

Attention: Group Treasurer	Attention: Group Treasurer

British Energy L.P.	Peel Park Funding Limited
c/o British Energy plc	c/o British Energy plc
3 Redwood Crescent	3 Redwood Crescent
Peel Park	Peel Park
East Kilbride	East Kilbride
G74 5PR, Scotland	G74 5PR, Scotland

Attention: Group Treasurer	Attention: Group Treasurer

Dear Sirs,

British Energy plc - Credit Facility Agreement

dated 26th September, 2002 (as extended, amended and restated)

(the “Credit Facility Agreement”)

1.	I refer to the Credit Facility Agreement. Unless otherwise stated:

a.	words and expressions defined in the Credit Facility Agreement have the same meanings when used in this letter; and

b.	references to clauses in the Schedule to this letter are to clauses of the Credit Facility Agreement.

2.	It is acknowledged that, pursuant to an Accession Letter dated 6 February, 2003, Peel Park Funding Limited became an Additional Guarantor under the Credit Facility

Agreement, and became bound by the terms and obligations of the Credit Facility Agreement as an Additional Guarantor pursuant to clause 17.2 of the Credit Facility Agreement with effect from the date of such Accession Letter. Accordingly, Part II of Schedule 1 to the Credit Facility Agreement shall be amended to include Peel Park Funding Limited (Registered No. 38259).

3.	I agree that, pursuant to clause 5.10(D) of the Credit Facility Agreement, the Company may invest any amount which it is required to deposit in the Cash Reserve Account under the terms of the Credit Facility Agreement in money market funds with a minimum rating of “AAAm” from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc..

4.	I confirm my agreement in accordance with clause 6.2(B)(i) of the Credit Facility Agreement that no prepayment is required under clause 6.2 (B)(i)(d) of the Credit Facility Agreement as a result of an Amergen Sale not having been agreed by 30 June, 2003.

5.	With effect from the date of this letter the amendments set out in the Schedule to this letter shall be made to the Credit Facility Agreement.

6.	The Credit Facility Agreement, as amended by this letter, will remain in full force and effect. References to the Credit Facility Agreement (however expressed) will be read and construed as references to the Credit Facility Agreement as so amended.

7.	This letter is a Finance Document.

8.	This letter is governed by English law.

9.	Please would you acknowledge your agreement to the above by signing and returning to me the attached copy of this letter.

Yours faithfully,

[GRAPHIC APPEARS HERE]

We hereby acknowledge and agree to the terms of the above letter.

For and behalf of behalf of	for and on behalf of
British Energy plc	British Energy Generation Limited

for and on behalf of	for and on behalf of
British Energy Generation (UK) Limited	British Energy Power and Energy Trading
Limited

for and on behalf of	for and on behalf of
British Energy Investment Limited	District Energy Limited

for and on behalf of	for and on behalf of
British Energy International Holdings	British Energy US Holdings Inc
Limited

for and on behalf of	for and on behalf of
British Energy L.P.	Peel Park Funding Limited

Schedule

Amendments to the Credit Facility Agreement

l.	That the definition of “Trading Manuals and Guidelines” in clause 1.1 be amended by deleting the words “or as otherwise agreed by the Parties from time to time” and substituting therefor “or by any of the Borrowers subject to (in the case of any material amendment) the prior written approval of the Secretary of State and for this purpose but without prejudice to the generality of the foregoing any change to Section 1.2 Corporate Trading Strategy, Section 3 Key Control Areas (other than Section 3.4 Performance and Risk Management and Section 3.5 Trading Compliance Requirements) and Section 5.3 Risk Management of Green Certificate Trading and any other change which results in, or could result in, any Borrower entering into a contract which would or could have a significant impact on the Group’s volume or price exposures, collateral requirements, overall risk profile or which involves a change in the current permitted limits, markets or tradable instruments of any member of the Group shall be deemed to be a material amendment”.

2.	That clause 15.5(H)(iv) be amended by inserting the words “and, if any amount which the Company is required to deposit in the Cash Reserve Account is instead invested in other investments approved in writing by the Secretary of State pursuant to Clause 5.10(D), a schedule setting out all such investments” after the words “Cash Reserve Account”.

3.	That clause 15.5(M) be amended by:

(A)	deleting the words “promptly on notification of, or agreement to, an amendment to the Trading Manuals and Guidelines,” and substituting therefor “a monthly report setting out all amendments (if any) (and including an explanation of any such amendments, save for any amendment where the prior written approval of the Secretary of State has been obtained) to the Trading Manuals and Guidelines since the last such report and (if applicable) a copy of’; and

(B)	deleting the words “with a letter explaining the changes”.

4.	That clause 15.25(A) be amended by deleting the words “, as such Trading Manuals and Guidelines may be amended with the prior written approval of the Secretary of State”.

CONFORMED COPY

FURTHER EXTENSION AND AMENDMENT AGREEMENT

THIS AGREEMENT is dated 7th March, 2003 and made by:

(1)	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1H 0ET (the “Secretary of State”);

(2)	BRITISH ENERGY PLC, a company registered in Scotland with number SC162273 (the “Company”);

(3)	THE PERSONS listed on the signature pages to this Agreement as borrowers (the “Initial Borrowers”); and

(4)	THE PERSONS listed on the signature pages to this Agreement as guarantors (the “Initial Guarantors”).

WHEREAS

(A)	By a credit facility agreement (the “Credit Facility Agreement”) dated 26th September, 2002 (as amended) and made between the Secretary of State, the Company, the Initial Borrowers, the Initial Guarantors and others, the Secretary of State agreed to make available to the Borrowers certain revolving credit and cash collateral facilities.

(B)	The Secretary of State has agreed to extend the Availability Period of the Facilities.

(C)	The parties to the Credit Facility Agreement have agreed to amend the terms of the Credit Facility Agreement in accordance with the terms of this Agreement.

It is agreed as follows:

1.	INTERPRETATION

1.1	Interpretation

Unless otherwise stated:

(A)	the interpretation provisions contained in Clause 1 of the Credit Facility Agreement are deemed to be incorporated expressly in this Agreement and apply to this Agreement accordingly; and

(B)	a reference to a Clause or a Schedule is a reference to a clause of, or a schedule to, the Credit Facility Agreement.

1.2	Scope

This Agreement is supplemental to and amends the Credit Facility Agreement.

2.	NOTICE OF EXTENSION

Pursuant to Clause 5.1 (Availability), the Secretary of State hereby notifies the Company that the Final Maturity Date shall be 30th September, 2004 (or such later date as the Secretary of State may determine pursuant to Clause 5.1 (Availability)) and that the Availability Period shall accordingly be extended to one Business Day prior to that date.

3.	CONDITIONS PRECEDENT DOCUMENTS

No Borrower may deliver a Request on or after the date of this Agreement and the Secretary of State shall have no obligation pursuant to Clause 5 (Utilisation) unless and until the Secretary of State has confirmed to the Company that she has received all of the documents set out in Schedule 1 (Conditions Precedent Documents) to this Agreement in form and substance satisfactory to her.

4.	AMENDMENT OF THE CREDIT FACILITY AGREEMENT

With effect from the date of this Agreement, the Credit Facility Agreement will be amended so that it will be read and construed as set out in Schedule 2 (Amended and Restated Credit Facility Agreement) to this Agreement. The Credit Facility Agreement, as amended, will remain in full force and effect. References to the Credit Facility Agreement (however expressed) will be read and construed as references to the Credit Facility Agreement as amended.

5.	CONTINUING OBLIGATIONS

Each of the Company, the Initial Borrowers and the Initial Guarantors confirms and acknowledges that the provisions of this Agreement do not release, discharge, prejudice or affect in any way any of its obligations under the Credit Facility Agreement (save as amended by this Agreement) or the other Finance Documents and all of its obligations under the Finance Documents (including, without limitation, in respect of any guarantee or security granted by it under or in connection with the Finance Documents) continue in full force and effect (save as amended by this Agreement).

6.	NOTIFICATION

The Secretary of State hereby notifies the Company that this Agreement is a Finance Document.

7.	REPETITION OF REPRESENTATIONS AND WARRANTIES

The representations and warranties in Clause 14 (Representations and Warranties) shall be deemed to be repeated by each Obligor on the date of this Agreement and on the date of the first Request and Utilisation Date after the date of this Agreement as if made with reference to the facts and circumstances existing on each such day (and so that the representation and warranty in Clause 14.7 (Financial Statements of the Borrowers) shall for this purpose refer to the audited consolidated financial statements of the Group delivered to the Secretary of State under the Credit Facility Agreement).

8.	NOTICES

Clause 23 (Notices) shall apply to this Agreement.

9.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.	All Obligors

A certificate of an authorised signatory of each Obligor certifying that each copy constitutional document provided as a condition precedent to utilisation under the Interim Facility Agreement remains correct, complete and in full force and effect as at the date of this Agreement.

2.	Borrowers

(A)	A copy of a resolution of the board of directors of each Borrower (or of a committee of that board, accompanied by a copy of a resolution of that board appointing the relevant committee):

(i)	approving the terms of, and the transactions contemplated by, and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(B)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (A) above; and

(C)	a certificate of an authorised signatory of each Borrower certifying that each copy document specified in this paragraph 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	Guarantors

(A)	A copy of a resolution of the board of directors of each Guarantor (or of a committee of that board, accompanied by a copy of a resolution of that board appointing the relevant committee):

(i)	approving the terms of, and the transactions contemplated by, and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(B)	a certificate of an authorised signatory of each Guarantor certifying that each copy document specified in this paragraph 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(C)	a copy of a resolution of the shareholders of each Obligor (other than the Company) approving its entry into this Agreement.

4.	Legal opinions

(A)	A legal opinion of English legal advisers to the Company, in the form previously approved in writing by the Secretary of State (or her nominees or advisers), addressed to the Secretary of State.

(B)	A legal opinion of Scottish legal advisers to the Company, in the form previously approved in writing by the Secretary of State (or her nominees or advisers), addressed to the Secretary of State.

(C)	A legal opinion of U.S. legal advisers to the Company, in the form previously approved in writing by the Secretary of State (or her nominees or advisers), addressed to the Secretary of State.

5.	Company Services

A search of each Obligor’s register of mortgages and charges and company file at the Companies Registry or Register showing, amongst other things, no Security Interests (other than Permitted Security Interests) and no appointment of (or presentation of any petition in relation to any appointment of) a receiver, liquidator or administrator.

SCHEDULE 2

AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

DATE: 26TH SEPTEMBER, 2002 AS AMENDED AND RESTATED ON 7TH MARCH, 2003

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

AND

BRITISH ENERGY PLC

AND

OTHERS

REVOLVING CREDIT AND CASH COLLATERAL FACILITIES

CONTENTS

1.	INTERPRETATION	9

2.	THE FACILITIES	29

3.	PURPOSE	30

4.	CONDITIONS PRECEDENT	30

5.	UTILISATION	31

6.	REPAYMENT OF LOANS	35

7.	BORROWER’S LIABILITIES IN RELATION TO DEPOSITS	38

8.	INTEREST PERIODS	42

9.	INTEREST AND COMMITMENT FEE	42

10.	COMMISSION ON DEPOSITS	43

11.	NON STERLING DEPOSITS	44

12.	PAYMENTS	44

13.	GUARANTEE	45

14.	REPRESENTATIONS AND WARRANTIES	47

15.	UNDERTAKINGS	52

16.	DEFAULT	65

17.	CHANGES TO THE OBLIGORS	72

18.	ADDITIONAL INDEMNITIES	73

19.	REFINANCING	73

20.	RESTRUCTURING PROPOSALS	74

21.	COSTS AND EXPENSES	74

22.	COUNTERPARTS	75

23.	NOTICES	76

24.	JURISDICTION	77

25.	GOVERNING LAW	77

THIS AGREEMENT is dated 26th September, 2002 as amended and restated on 7th March, 2003 and made by:

(1)	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1H 0ET (the “Secretary of State”);

(2)	BRITISH ENERGY PLC, a company registered in Scotland with number SC162273 (the “Company”);

(3)	THE PERSONS listed in Part I of Schedule 1 as borrowers (in this capacity the “Initial Borrowers”); and

(4)	THE PERSONS listed in Part II of Schedule 1 as guarantors (in this capacity the “Initial Guarantors”).

WHEREAS:

(A)	The Secretary of State has agreed with the Company that she will replace the facilities provided pursuant to an agreement made on 9th September 2002 with new short term working capital and collateral deposit facilities on the terms set out in this Agreement and with a view to continuing to ensure nuclear safety and security of electricity supply in the United Kingdom.

(B)	The provision of credit and collateral facilities under this Agreement is conditional upon the creation by the Obligors of certain security interests in favour of the Secretary of State.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

“Accession Letter”	means a document substantially in the form of Schedule 8 (Accession Letter);

“Additional Borrower”	means a company or person which has become a Borrower pursuant to Clause 17.2 (Additional Obligors);

“Additional Guarantor”	means a company or person which has become a Guarantor pursuant to Clause 17.2 (Additional Obligors);

“Additional Obligor”	means an Additional Borrower or an Additional Guarantor;

“Amergen Sale”	means a sale, transfer or other disposal by a member of the Group (with the prior written consent of the Secretary of State) of all or part of its interest (direct or indirect) in AmerGen Energy Company LLC or AmerGen Vermont LLC;

“Approved Beneficiary”	means any person listed in Schedule 7 (Approved Beneficiaries) and such other persons as may be accepted as such in writing by the Secretary of State;

“Approved Working Capital Purpose”	means any purpose specified in Schedule 6 (Approved Working Capital Purposes) and such other purpose of any Borrower as may be approved by the Secretary of State in advance of any application for that purpose of any Loan;

“Availability Period”	means the period from Financial Close until one Business Day prior to the Final Maturity Date;

“BACS Facilities Agreement”	means the letter agreement (in the form provided to the Secretary of State on 19th February, 2003) dated 19th February, 2003 and entered into by the Company, BEGUK and Clydesdale Bank plc under which Clydesdale Bank plc has agreed to provide BACS facilities to the Group;

“Balancing and Settlement Code”	means the Balancing and Settlement Code as published by Elexon Limited and in force from time to time;

“Bank’s Spot Rate of Exchange”	means the Bank of England’s rate of exchange for the purchase of the relevant currency with Sterling at or about 11.00 a.m. on a Business Day as published by Reuters on page BoE/ERI;

“BEG”	means British Energy Generation Limited;

“BEGUK”	means British Energy Generation (UK) Limited;

“BEPET”	means British Energy Power and Energy Trading Limited;

“BNFL”	means British Nuclear Fuels plc;

“BNFL Contracts”	means:

(a) the Agreement for the Storage and Reprocessing of Irradiated Oxide Fuel and

Related Services between BNFL and Nuclear Electric plc dated 31st March, 1995 (as supplemented on 31st March, 1995 and 14th June, 1999 and amended on 31st March, 1996, 3rd June, 1997 and 30th March, 2001);

	(b)	the Agreement for Supply of Fuel for use in Advanced Gas Cooled Reactors from 1st April, 2000 between BNFL and Nuclear Electric Ltd dated 3rd June, 1997 (as amended by side letter dated 3rd June, 1997 and by amendments 1-9);

	(c)	the Engineering Services Support Agreement (order no. 40042088) between BNFL and BEG dated 30th March, 2001;

	(d)	the Agreement for the Storage and Reprocessing of Irradiated and Oxide Fuel and Related Services between BNFL and Scottish Nuclear Limited dated 30th March, 1995 (as supplemented on 30th March, 1995 and as amended on 29th March, 1996, 3rd June, 1997 and 30th March, 2001);

	(e)	the Agreement for Supply of Fuel for use in Advanced Gas Cooled Reactors between BNFL and Scottish Nuclear Limited dated 30th March, 1995 (as amended on 29th March, 1996 and by amendment 1-9 and supplemented on 30th March, 1995, 3rd June, 1997 and 8th August, 1997); and

	(f)	the Agreement for Technical Services between BNFL and Scottish Nuclear Limited dated 30th March, 1995 (as amended on 29th March, 1995 and 3rd June, 1997),

(each as novated by a Deed of Novation dated 31st March, 1996);

“Bonds”	means each series of guaranteed bonds issued by the Company and due, respectively, in 2003, 2006 and 2016;

“Bondholders”	means the holders of the Bonds;

“Bondholders’	means the proposed resolutions set out in a circular of

Resolutions”	the Company to the Bondholders dated 18th February, 2003;

“Bondholders Restructuring Agreement”	means the agreement dated 14th February, 2003 and made between the Company, BEG, BEGUK and certain Bondholders named therein;

“Borrowed Money”	means Indebtedness, excluding Project Finance Indebtedness, incurred in respect of (without double-counting):

	(a)	money borrowed or raised, and debit balances (net of credit balances where a right of set-off in respect of such credit balances exists) at banks;

	(b)	any bond, note, loan stock, debenture or similar debt instrument;

	(c)	acceptance or documentary credit facilities;

	(d)	receivables sold or discounted (to the extent only of any recourse in relation thereto);

	(e)	deferred payments for assets or services acquired (other than credit obtained on normal trade credit terms in the ordinary course of day-to-day trading but such credit shall be included if by its terms interest accrues on such credit) but excluding such payments arising under the BNFL Contracts;

	(f)	Capitalised Lease Obligations;

	(g)	any other transaction (including, without limitation, forward sale or purchase agreements) having the commercial effect of a borrowing of money or of any of (b) to (f) above; and

	(h)	guarantees in respect of Indebtedness of any person falling within any of (a) to (g) above and (for the purposes of Clause 16.6 (Cross-Default), only) guarantees or counter-indemnities in respect of any obligation under a letter of credit or a guarantee issued by a bank or other financial institution;

“Borrower”	means an Initial Borrower or an Additional Borrower;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Glasgow; and in relation to a date for a Deposit to be made in a currency other than sterling, in the country where the relevant Deposit Bank is situated;

“Capitalised Lease Obligations”	means, with respect to any person, any rental obligation which, under generally accepted accounting principles in the United Kingdom, would be required to be treated as a finance lease or otherwise capitalised on the books of such person, in accordance with such principles;

“Cash Reserve Account”	means the account designated “Cash Reserve Account” of the Company with Clydesdale Bank with account number 10023460 (and/or such other account at such other bank as the Secretary of State approves in writing), and includes any renewal or re-designation thereof;

“Cash Reserves”	means the sums from time to time standing to the credit of the Cash Reserve Account including interest accruing on such sums;

“Chargee”	means a person for whose benefit a Deposit is secured pursuant to a Deed of Charge or the Deposit Bank to which a Deposit is paid by way of collateral in connection with the issue of a letter of credit pursuant to Clause 5.4 (Making of Deposit);

“Connection and Use of System Code”	means the Connection and Use of System Code as in force from time to time;

“Debenture”	means the debenture entered into by the Company, BEGUK, BEPET, British Energy Investment Limited, British Energy International Holdings Limited, BEG, District Energy Limited and the Secretary of State, or her nominee, on or about the date of this Agreement, as amended from time to time;

“Decommissioning Fund”	means the decommissioning fund of Nuclear Generation Decommissioning Fund Limited;

“Deed of Charge”	means a deed of charge entered into by the Secretary of State in either of the forms provided by Schedule 5 (Form of Deed of Charge) or such other form as the Secretary of State may agree with the person in whose favour Security Interests are created thereunder;

“Default”	means an Event of Default or an event which, with the giving of notice under, or the lapse of a time period specified in Clause 16 (Default) (or any combination of the foregoing), would constitute an Event of Default;

“Deposit”	means a deposit by the Secretary of State of cash collateral under Facility A or Facility B, as the case may be;

“Deposit Bank”	means HSBC Bank plc and such additional or substitute bank as the Secretary of State may from time to time designate;

“Deposit Request”	means a request by a Borrower that the Secretary of State make a Deposit, substantially in the form of Part II of Schedule 3;

“Disposal”	means an Amergen Sale;

“Disposal Proceeds”	means, in respect of a Disposal, the gross cash consideration received by the member of the Group making the Disposal (including, when received, any cash consideration receivable by way of a deferred instalment of any purchase price) less:

(a) all costs and expenses incurred in respect of that Disposal which are approved in writing by the Secretary of State before being paid;

(b) any tax incurred in respect of that Disposal; and

(c) the amount, if any, of any reserve established in relation to any contingent liability relating to that Disposal;

“ECTEF”	means Enron Capital & Trade Europe Finance LLC;

“ECTRIC”	means Enron Capital and Trade Resources International Corporation;

“Environmental Claim”	means any claim, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to Environmental Matters and any formal written notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law;

“Environmental Law”	means all or any laws, statutes, rules, regulations, treaties, directives, by-laws, statutory codes of practice, circulars, guidance notes, orders, notices and demands, decisions of the courts or anything like any of the foregoing of any governmental authority or agency or any regulatory body in any jurisdiction in which any Obligor does business or owns assets relating to Environmental Matters applicable to any member of the Group, the properties owned, leased, otherwise occupied or controlled from time to time by any member of the Group and includes, without limitation, the Environmental Protection Act 1990, the Environment Act 1995, the Nuclear Installations Act 1965, the Radioactive Substances Act 1993, the Radioactive Material (Road Transport) Act 1991, the Water Resources Act 1991, the Control of Pollution Act 1974, the Natural Heritage (Scotland) Act 1991, the Water Industry Act 1991 and the Health and Safety at Work Act 1974;

“Environmental Licence”	means any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law in relation to any member of the Group, the business carried on by any member of the Group, the properties owned, leased to, otherwise occupied or controlled from time to time by any member of the Group;

“Environmental Matters”	means:

(a) the generation, deposit, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any “waste” or “radioactive waste” (as defined in the Environmental Protection Act 1990 (as amended) or the Radioactive Substances Act 1993, respectively, or in any equivalent legislation or regulation in force in any jurisdiction in which any member of the Group is incorporated, owns property or assets or carries on any business or operations), or any Relevant Substance;

(b) nuisance, noise, health and safety at work or elsewhere; and

(c) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organisms supported by the environment or any other matter whatsoever affecting the environment or any part of it;

“EPL”	means Eggborough Power Limited;

“Event of Default”	means an event specified as such in Clause 16 (Events of Default);

“Excluded Subsidiary”	means any Subsidiary of an Obligor (other than a Guarantor):

(a) which is a single purpose company or limited liability undertaking whose principal assets and business are directly or indirectly constituted by the ownership, acquisition, development and/or operation of an asset;

(b) none of whose Indebtedness for borrowed money in respect of the financing of such ownership, acquisition, development and/or operation of an asset is subject to any recourse whatsoever to any member of the Group (other than such Subsidiary or another Excluded Subsidiary); and

(c) which has been designated as such by a Borrower by written notice to the Secretary of State provided that a Borrower may give written notice to the Secretary of State at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary.

“Facility”	means Facility A or Facility B;

“Facility A”	means the facility referred to in Clause 2(A)(i) (Facilities);

“Facility B”	means the facility referred to in Clause 2(A)(ii) (Facilities);

“Final Maturity Date”	means the earlier of :

	(a)	30th September, 2004 or such later date as the Secretary of State may determine pursuant to Clause 5.1 (Availability);

	(b)	any date notified by the Secretary of State to the Company on which repayment of amounts outstanding under this Agreement are required as a result of a decision of the European Commission or any obligation under European Community law; or

	(c)	the date upon which documentation required to effect the Restructuring Proposals has been executed and delivered by or on behalf of the Company, BEG, BEGUK, BEPET, EPL and each Financial Creditor and all conditions to the effectiveness of that documentation have been satisfied or waived and/or (if appropriate) the date upon which any scheme or schemes of arrangement implemented pursuant to the Companies Act 1985 (or any other similar compromise or arrangement) has (or have), if necessary, been sanctioned by the High Court and become effective in accordance with its (or their) terms in order to give effect to the Restructuring Proposals;

“Finance Documents”	means this Agreement, the Security Documents, each Deed of Charge, all Mandate Documentation, each Accession Letter and any other document notified as such by the Secretary of State in writing to the Company, each as amended from time to time;

“Financial Close”	means receipt by the Company of the Secretary of State’s confirmation pursuant to Clause 4.1 (Documentary conditions precedent);

“Financial Creditors”	means:

	(a)	BNFL;

	(b)	the Bondholders;

	(c)	the agent bank and the lenders (the

“Eggborough Banks”) in relation to the loan facility agreement dated 13th July, 2000 (as amended prior to 28th November, 2002) between EPL, Barclays Capital, the financial institutions named as banks therein and Barclays Bank PLC as agent and security trustee made for the purpose of financing the operation of Eggborough power station;

	(d)	the counterparties under the Power Purchase Agreements;

	(e)	The Royal Bank of Scotland plc as the issuer of an irrevocable letter of credit dated 1st December, 2000 (as amended) in favour of Barclays Bank plc as agent for the Eggborough Banks;

	(f)	any person or persons acting on behalf of any of the persons mentioned in paragraphs (a) to (e) above; and

	(g)	any trustee or committee of any of the persons mentioned in paragraphs (a) to (e) above;

“Fixed Charge”	means each fixed charge or standard security (as the case may be) entered into on or prior to 28th November, 2002 by BEGUK, in the case of power stations in Scotland, or on 3rd December, 2002 by BEG, in the case of power stations in England, in each case in favour of the Secretary of State;

“Generation Licences”	means, at any time, the electricity generation licences held by the members of the Group or, as the context may require, required to be held for the carrying on of the business of the respective members of the Group at that time, including without limitation licences issued pursuant to Section 6 of the Electricity Act 1989 (in the case of the United Kingdom);

“Grid Code”	means the code prepared by the National Grid Company Plc pursuant to its transmission licence relating to the National Grid;

“Group”	means the Company and its Subsidiaries from time to time;

“Guarantor”	means an Initial Guarantor or an Additional Guarantor;

“Heads of Terms”	means the heads of terms dated 14th February, 2003 and agreed on a non-binding basis by the Company and each Financial Creditor (except for BNFL and the Bondholders) setting out the restructuring proposals in respect of certain members of the Group;

“High Court”	means the High Court of Justice of England and Wales or the Court of Session in Scotland (as appropriate);

“Indebtedness”	means any obligation for the payment or repayment of moneys whether as principal or as surety and whether present or future, actual or contingent;

“Interest Period”	means each period determined in accordance with Clause 8 (Interest Periods);

“Interim Deposit”	means each Deposit (which for the purposes of this definition only is as defined in the Interim Facility Agreement) outstanding at Financial Close;

“Interim Facility Agreement”	means the facility agreement dated 9th September, 2002 between the Secretary of State, British Energy plc and others;

“Interim Indebtedness”	means all amounts outstanding under the Interim Facility Agreement at Financial Close, including each Interim Loan and each Interim Deposit;

“Interim Loan”	means each Loan (which for the purposes of this definition only is as defined in the Interim Facility Agreement) outstanding at Financial Close;

“Intragroup Receivables”	has the meaning ascribed to it in the Debenture;

“Investment”	has the meaning ascribed to it in the Debenture;

“LIBOR”	in relation to any Interest Period or other period, the rate per annum of the offered quotation for Sterling deposits for the relevant period which appears on Telerate Page 3750 on the Telerate Monitor Service (or such other page as may replace Page 3750 on that Service or such other system as may be nominated by the British Banker’s Association as the information vendor for the purposes of displaying British Banker’s Association Interest Settlement Rates) at or about 12 noon (showing the rate as at 11.00 a.m.) on the first day of the applicable period;

“Licences”	means the Generation Licences, the Nuclear Site Licences and the Supply Licences;

“Loan”	means, as the context requires, the principal amount of each borrowing by a Borrower under Facility B or the principal aggregate amount outstanding of such borrowing;

“Loan Request”	means a request made by a Borrower for a Loan, substantially in the form of Part I of Schedule 3;

“Mandate Documentation”	means all documentation entered into by the Secretary of State with a Deposit Bank for the purpose of Clause 5.4 (Making of Deposit);

“Margin”	means 1.0 per cent. per annum;

“Material Adverse Effect”	means a material adverse effect on the financial condition of the Obligors (taken as a whole);

“Material Contracts”	means the BNFL Contracts, the Nuclear Energy Agreement and such other material contracts as the Secretary of State may reasonably specify in writing from time to time;

“Material Subsidiary”	means at any time a Subsidiary of a Borrower:

(a) whose gross assets or whose profits (before interest and taxation) represent 10 per cent. or more of the consolidated gross assets or profits (before interest and taxation) of the Group, all as calculated by reference to the then latest financial statements of such Subsidiary and the latest consolidated financial statements of the Group; or

(b) to which is transferred the whole or substantially the whole of the assets and undertaking of a Subsidiary of a Borrower which immediately prior to such transfer is a Material Subsidiary,

but excludes any Excluded Subsidiary.

A report by the auditors of a Borrower that in their opinion a Subsidiary of that Borrower (other than an Excluded Subsidiary) is or is not or was or was not at any particular time or throughout any specified period a Material Subsidiary within paragraph (a) above shall, in the absence of manifest error, be conclusive and binding on the parties to this Agreement;

“Maturity Date”	means, in respect of a Loan, the last day of its Interest Period;

“New Electricity Trading Arrangements”	means the new electricity trading arrangements in England and Wales, as implemented pursuant to the Utilities Act 2000 and as from time to time in effect;

“New Share Pledge”	means the share pledge granted by BEGUK over the entire issued share capital of British Energy International Holdings Limited and British Energy Investment Limited on or prior to 28th November, 2002;

“Nuclear Energy Agreement	means the agreement dated 1st June, 1990 (as amended) pursuant to which BEGUK sells electricity output to Scottish Power Generation Limited and SSE Energy Supply Limited;

“Nuclear Site Licences”	means at any time, the nuclear site licences held by members of the Group (or, as the context may require, required to be held for the carrying on of the business of the respective members of the Group) at that time issued pursuant to the Nuclear Installations Act 1965 (in the case of the United Kingdom);

“Obligor”	means a Borrower or a Guarantor;

“Original Accounting Principles”	means those accounting principles, standards and practices which were used in the preparation of the audited accounts of the Group for the financial year ended 31st March, 2002 and delivered to the Secretary of State prior to the date of this Agreement;

“Original Group Accounts”	means the audited consolidated accounts of the Group for the financial year ended 31st March, 2002;

“Original Sterling Amount”	in relation to a Deposit, means:

	(a)	if that Deposit is denominated in Sterling, the amount of that Deposit; or

	(b)	if that Deposit is denominated in any other currency, the equivalent in Sterling of the amount of that Deposit at the Bank’s Spot Rate of Exchange three Business Days before the Utilisation Date for which such amount is determined;

“Party”	means a party to this Agreement;

“Permitted Security Interest”	means:

	(a)	any lien arising by operation of law (or by agreement to the same or no greater effect) including, without limitation, any rights of set-off with respect to demand or time deposits with financial institutions and bankers’ liens with respect to property held by financial institutions;

	(b)	any Security Interest over goods or documents of title arising in the course of letter of credit transactions entered into in the ordinary course of business;

	(c)	any Security Interest over cash paid into an escrow account by any third party pursuant to any deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition made by a member of the Group and any Security Interest created over the proceeds of the purchase price (or part) of an asset disposed of by any member of the Group to secure any potential warranty claim arising from the disposal;

	(d)	any Security Interest created by virtue of the operation of any cash pooling arrangements for members of the Group with their bankers providing for the setting-off or netting of debit and credit balances on bank accounts of those members of the Group;

	(e)	any Security Interest over the assets of any member of the Group not being an Obligor established to hold assets of any management or employee share option, share incentive or like scheme securing any loan made available to such member of the Group to finance the acquisition of such assets;

(f)	any Security Interest created by a member of the Group in favour of another member of the Group, provided that no Obligor shall create such a Security Interest in favour of a member of the Group which is an Excluded Subsidiary or which is not a Security Provider;

(g)	title retention arrangements arising in the ordinary course of trading with suppliers of goods to the Company or any of its Subsidiaries or arising under conditional sale or hiring arrangements in respect of goods supplied to the Company or any of its Subsidiaries in the ordinary course of trading;

(h)	any Security Interest on the assets of an Excluded Subsidiary to secure Project Finance Indebtedness;

(i)	any Security Interest on assets of a member of the Group which becomes a member of the Group after the date of this Agreement, to secure obligations of that member of the Group existing at the date on which it becomes a member of the Group (but not any increase in principal amount (other than by capitalisation of interest) or extension of maturity of such obligations) provided that such Security Interest was not created in contemplation of or in connection with such company becoming a member of the Group and, that such obligations are repaid in full within 180 days of such company becoming a member of the Group;

(j)	any Security Interest existing at the time of acquisition on or over any asset acquired by any member of the Group after the date of this Agreement and not created in contemplation of or in connection with that acquisition (provided that the principal amount of the obligations secured at the time of acquisition may not be increased (other than by capitalisation of interest) and the maturity of such obligations are not extended) and that such Security Interest is discharged within 180 days of the relevant acquisition;

(k)	any Security Interest created under or in connection with or arising out of the Balancing and Settlement Code, the Connection and Use of System Code or the Grid Code;

(l)	any Security Interest created over cash in favour of Clydesdale Bank plc to the extent necessary to secure Clydesdale Bank plc’s liabilities under the BACS Facilities Agreement, the amount of which does not exceed, in aggregate, £35,000,000;

(m)	Security Interests created over cash in favour of HSBC Bank plc to the extent necessary to secure HSBC Bank plc’s liabilities under the corporate credit card scheme which it operates for the Group, the amount of which does not exceed, in aggregate, £1,500,000;

(n)	Security Interests created over cash of any Group member to secure contracts and obligations entered into in the ordinary course of trading and consistent with the Trading Manuals and Guidelines;

(o)	Security Interests created over cash of any Group member to secure the liabilities of suppliers to a Borrower who require collateral in relation to work or orders placed in the ordinary course of business;

(p)	Security Interests created by, or in accordance with, the Security Documents, or otherwise with the prior written consent of the Secretary of State or in accordance with this Agreement;

(q)	any Security Interests other than those referred to in paragraphs (a) to (p) above (inclusive) created prior to the date of this Agreement by a member of the Group as security for Indebtedness not exceeding, in aggregate, £5,000,000;

“Power Purchase Agreements”	means the following:

(a) the contract for differences dated 10th January, 1997 and made between Elf Exploration UK PLC and Nuclear Electric Ltd, (as amended and as novated to TotalFinaElf Gas and Power Limited and to BEPET);

(b) the agreement dated 26th June, 1991 and made between Teesside Power Limited and South Wales Electricity plc (as amended and restated and as novated to BEPET pursuant to a Deed of Novation dated 26th March, 2001); and

(c) the agreement dated 1st April, 1996 and made between ECTRIC (as novated to ECTEF) and BEG (as amended);

“Project Finance Indebtedness”	means any Indebtedness of an Excluded Subsidiary;

“Quarter Date”	means 31st March, 30th June, 30th September and 31st December in each year;

“Relevant Substance”	means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) and includes, without limitation, “radioactive substances” (as defined in the Radioactive Substances Act 1993) or “waste” or “radioactive waste” (as defined in the Environmental Protection Act 1990 (as amended) and in the Radioactive Substances Act 1993, respectively, or in any equivalent legislation or regulation in force in any jurisdiction in which any member of the Group is incorporated, owns property or assets or carries on any business or operations) which is capable or causing harm to man or any other living organism supported by the environment, or damaging the environment or public health or welfare;

“Repeating Representations”	means the representations and warranties repeated by virtue of Clause 14.19 (Repetition);

“Request”	means a Deposit Request or a Loan Request;

“Restructuring Agreements”	means the Standstill Agreement, the Bondholders Restructuring Agreement and each Supplemental Trust Deed;

“Restructuring Date”	means the date upon which documentation required to effect the Restructuring Proposals has been executed and delivered by or on behalf of the Company, BEG, BEGUK, BEPET, EPL and each Financial Creditor and/or (if appropriate) the date upon which the document to be filed at the High Court in respect of a scheme of arrangement implemented pursuant to the Companies Act 1985 (or any other similar compromise or arrangement) in order to give effect to the Restructuring Proposals is filed;

“Restructuring Proposals”	means:

(a) for each Financial Creditor (except for BNFL and the Bondholders) the restructuring proposals set out in the Heads of Terms;

(b) for BNFL the restructuring proposals set out in heads of terms dated 28th November, 2002 and agreed by BNFL and the Company; and

(c) for certain Bondholders party to the Bondholders Restructuring Agreement, the restructuring proposals set out in the Bondholders Restructuring Agreement;

“Secured Liabilities”	has the meaning ascribed to it in the Debenture;

“Security Documents”	means the Debenture, each Share Mortgage, each Fixed Charge, the New Share Pledge and all other deeds, agreements, documents, notices, authorisations and consents entered into in connection with creating, perfecting or preserving the security contemplated hereunder or thereunder;

“Security Interest”	means any mortgage, standard security, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or assignation by way of security, trust arrangement or security interest of any kind securing any obligation of any person (including without limitation title transfer and/or retention arrangements having a similar effect);

“Security Provider”	means each member of the Group who has given fixed and floating security pursuant to the Debenture and each Fixed Charge which, for the avoidance of doubt, does not include British Energy US Holdings Limited;

“Share Mortgage”	means each mortgage of shares or pledge of shares or other interests in a Subsidiary entered into by an Obligor and the Secretary of State, or her nominee, on or about the date hereof;

“Special Account”	has the meaning ascribed to it in the Debenture;

“Standstill Agreement”	means the standstill agreement dated 14th February, 2003 and made between the Company, BEG, BEGUK, BEPET, EPL and the Financial Creditors (except for the Bondholders);

“Sterling” or “£”	means the lawful currency for the time being of the United Kingdom;

“Subsidiary”	means a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985.

“Supplemental Trust Deed”	means each supplemental deed to the Trust Deed proposed to be entered into by the Company, BEG, BEGUK and The Law Debenture Trust Corporation p.l.c. constituting standstill arrangements in respect of the Bonds;

“Supply Licence”	means any Licence for the supply of electricity granted by the Secretary of State to any member of the Group under Section 6 of the Electricity Act 1989;

“Trading Manuals and Guidelines”	means the electricity trading manuals and guidelines applying to electricity trading by the Borrowers, delivered in accordance with Clause 4.1 (Documentary conditions precedent) and initialled by the Parties for identification, as amended from time to time as a result of, or to reflect or comply with, any applicable law or regulation or as otherwise agreed by the Parties from time to time;

“Trust Deed”	means the trust deed dated 25th March, 1999 and made between the Company, BEG, BEGUK and The

Law Debenture Trust Corporation p.l.c.;

“U.K.”	means the United Kingdom;

“Utilisation”	means a Loan or a Deposit; and

“Utilisation Date”	means the date of a utilisation of Facility A or Facility B.

1.2	Construction

(A)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;

“assets” includes present and future properties, revenues and rights of every description;

an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(1)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(2)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

a “person” includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not then being of a type with which a person of the class to whom it applies would be accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

a reference to “set-off” shall be deemed to include analogous rights in other jurisdictions.

(ii)	a provision of a law is a reference to that provision as amended or re-enacted;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iv)	a person includes its successors, transferees and assigns;

(v)	a Finance Document, or another document is a reference to that Finance Document, or that other document as amended; and

(vi)	a time of day is a reference to London time.

(B)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(C)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.	THE FACILITIES

(A)	Subject to the terms of this Agreement, the Secretary of State makes available to the Borrowers:

(i)	a cash collateral deposit facility (“Facility A”); and

(ii)	a contingency facility (“Facility B”) available by way of Loan or Deposit.

(B)	The maximum aggregate principal amount available to be utilised under each Facility in each month in the period commencing on (and including) 7th March, 2003 and ending on (and including) 30th September, 2003 is set out in Schedule 9. For this purpose, “month” shall be construed by reference to the Group’s accounting year but the reference in Schedule 9 to the “First Month” shall be the period from (and including) 7th March, 2003 to the end of the accounting month of March 2003. Each subsequent month referred to in Schedule 9 will be construed accordingly by reference to the Group’s accounting year. The maximum aggregate principal amount available to be utilised under each Facility in each month in the six month periods commencing on 1st October, 2003 and 1st April, 2004 will be agreed by the Secretary of State and the Borrowers prior to the commencement of such periods provided that, the aggregate principal amount of all the Facilities does not exceed £200,000,000. If no such agreement is reached, the maximum aggregate principal amount available to be utilised under each Facility in each month will be the amounts available in the previous six month period.

(C)	The Secretary of State may, in her absolute discretion, agree that the amount of any Facility is increased (with a corresponding decrease in the amount of another Facility) provided that, the aggregate principal amount of all the Facilities does not exceed £200,000,000.

3.	PURPOSE

(A)	Facility A shall be used for the provision of cash collateral in accordance with the terms of this Agreement to Approved Beneficiaries.

(B)	Facility B shall be used for Loans for Approved Working Capital Purposes, cash collateral for Approved Beneficiaries or for such other purpose as may be approved by the Secretary of State from time to time.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

No Borrower may deliver the first Request and the Secretary of State shall have no obligation pursuant to Clause 5 (Utilisation), unless and until the Secretary of State has confirmed to the Company that she has received all of the documents set out in Schedule 2 (Conditions Precedent), including the Security Documents, in form and substance satisfactory to her.

4.2	Further conditions precedent

The obligations of the Secretary of State to advance a Loan pursuant to Clause 5.3 (Advance of Loan) or Clause 5.6 (Loans for repayment of Interim Loans) or to make any deposit of collateral pursuant to Clause 5.4 (Making of Deposit) or Clause 5.7 (Deposits to be made on Financial Close) are subject to the further conditions precedent that:

(A)	on both the date of the Request and the proposed Utilisation Date:

(i)	the Repeating Representations are correct and will be correct immediately after the Utilisation is made; and

(ii)	no Default (other than any Default under Clause 16.8 (Insolvency)) is outstanding or would result from the Utilisation; and

(B)	the Utilisation would not cause the aggregate amount outstanding under a Facility to exceed the amount available under that Facility in each month pursuant to Clause 2.

(C)	in the case of any Loan:

(i)	the Secretary of State is satisfied that the proposed Loan will be applied for making payments under the BNFL Contracts or Approved Working Capital Purposes, as applicable; and

(ii)	the Secretary of State is satisfied that the proceeds of the Loan will only be paid into and held in an account with a bank which has agreed in terms acceptable to the Secretary of State to waive its rights of set-off in respect of all other indebtedness or which has confirmed to the Secretary of State that it has no exposure to any member of the Group;

(D)	in the case of any Deposit:

(i)	the Secretary of State is satisfied that the amount of the Deposit is appropriate having regard to relevant market practice, the terms of any contract between the relevant Borrower and the proposed beneficiary and their respective commercial positions;

(ii)	the Secretary of State has agreed a form of Deed of Charge with the proposed beneficiary or, where the Deposit is to be used as collateral for the issue of a letter of credit to a proposed beneficiary, the Secretary of State has agreed all documentation with the Deposit Bank in connection with the issue of such letter of credit and the form of the letter of credit with the proposed beneficiary; and

(iii)	the Secretary of State has approved the proposed currency of any proposed Deposit;

(E)	save as otherwise agreed by the Secretary of State, in the case of any Utilisation no proposal has been presented to the board of any member of the Group or otherwise made or received involving any winding up, administration, receivership or any analogous proceeding or any composition, compromise or similar arrangement involving any member of the Group and all or any class of its creditors; and

(F)	if Clause 5.10(B) or (C) applies, the Secretary of State has given her prior written consent to the advance of the Loan or the making of the Deposit as required by Clause 5.10(B) or (C) (as the case may be).

5.	UTILISATION

5.1	Availability

(A)	In addition to the Utilisations to be made pursuant to Clause 5.6 (Loans for repayment of Interim Loans), Clause 5.7 (Deposits to be made on Financial Close) and Clause 5.9 (Accrued interest and expenses loan), a Borrower may request a Utilisation to be made on any Business Day during the Availability Period if the Secretary of State receives, not later than four Business Days before the proposed Utilisation Date (or such later time as the Secretary of State may in her sole discretion permit) a duly completed Request.

(B)	The Availability Period may, by notice in writing to the Company, be extended by the Secretary of State at her sole discretion so that it ends on any Business Day falling after 30th September, 2004.

(C)	If a Borrower requests a Utilisation under any Facility on shorter notice than that required under Clause 5.1(A) the Secretary of State will use her reasonable endeavours to make such Utilisation available on the requested date.

5.2	Completion of Requests

(A)	A Request will not be regarded as having been duly completed unless it provides all the information (in full and in compliance with this Agreement) which is required by the form of Loan Request set out in Part I of Schedule 3 or the form of Deposit Request set out in Part II of Schedule 3, as applicable; and

(B)	Each Request must specify one Utilisation only, but a Borrower may, subject to the other terms of this Agreement, deliver more than one Request on any one day.

5.3	Advance of Loan

Following receipt of a Loan Request pursuant to Clause 5.1(A) (Availability) and subject to the terms and conditions of this Agreement, the Secretary of State shall on the proposed date for making the Loan, as stated in the relevant Request (or, if not a Business Day, the next Business Day) make such Loan available to the relevant Borrower.

5.4	Making of Deposit

Following receipt of a Deposit Request pursuant to Clause 5.1(A) (Availability) and subject to the terms and conditions of this Agreement, the Secretary of State shall:

(A)	request that the proposed Deposit Bank establish an account on or before the proposed date for making the Deposit as stated in the relevant Request (or if not a Business Day, the next Business Day) in the requested currency in the name of the Secretary of State and designated as relating to the beneficiary and contractual, regulatory or other requirement specified in the relevant Request (unless such an account secured for the benefit of that beneficiary and for the purpose of supporting that requirement already exists with the specified Deposit Bank);

(B)	execute (provided that the form and substance thereof are satisfactory to the Secretary of State) and deliver to the Deposit Bank all documentation required by the Deposit Bank in connection with the opening, maintenance and operation of such account;

(C)	credit to such account the requested amount in the relevant currency, to be held for the account of the Secretary of State subject to the Security Interest created pursuant to the relevant Deed of Charge; and

(D)	execute and deliver to the relevant beneficiary (with a copy to the Borrower which requested the Deposit) and to the Deposit Bank a Deed of Charge in relation to that Deposit.

As an alternative to paragraphs (A) to (D) above, the Secretary of State may in her discretion:

(E)	request that the proposed Deposit Bank establish an account on or before the proposed date for making the Deposit as stated in the relevant Request (or if not a Business Day, the next Business Day) in the requested currency in the name of the Secretary of State (unless an account for this purpose already exists with the specified Deposit Bank);

(F)	execute (provided that the form and substance thereof are satisfactory to the Secretary of State) and deliver to the Deposit Bank all documentation required by the Deposit Bank in connection with the opening, maintenance and operation of such account;

(G)	credit to such account the requested amount in the relevant currency, to be held for the account of the Secretary of State subject to the rights of set-off of the Deposit Bank in respect of the letter of credit referred to in (H) below; and

(H)	request that the Deposit Bank issues a letter of credit to the relevant beneficiary in such form as the Secretary of State may approve.

5.5	Ownership of cash deposit

For the avoidance of doubt, no Obligor shall at any time have any right, interest or title whatsoever in any sum deposited by the Secretary of State pursuant to Clause 5.4 (Making of Deposit) or Clause 5.7 (Deposits to be made on Financial Close).

5.6	Loans for repayment of Interim Loans

As soon as reasonably practicable following Financial Close or, if later, on 27th September 2002, the Secretary of State shall, subject to the terms of this Agreement, make a Loan under Facility B to each Borrower in an amount equal to the aggregate principal amount of all Interim Loans made to that Borrower and such Loan shall be applied to repay such Interim Loans.

5.7	Deposits to be made on Financial Close

As soon as reasonably practicable following Financial Close or, if later, on 27th September 2002, the Secretary of State shall, subject to the terms of this Agreement, in order to facilitate the release of Security Interests over Interim Deposits or otherwise satisfy the requirements of Clause 7.1 (Release of Security Interests) of the Interim Facility Agreement:

(A)	make a Deposit under Facility A as applicable in each account established prior to Financial Close under Clause 5.4 (Making of Deposit) of the Interim Facility Agreement, by way of alternative security for the purposes of the relevant Deed of Charge in an amount equal to any Interim Deposit standing to the credit of that account to be held for the account of the Secretary of State subject to the Security Interest created pursuant to the relevant Deed of Charge; and

(B)	execute and deliver to the relevant beneficiary any further Deed of Charge required by such beneficiary in relation to such Deposit.

5.8	Netting

(A)	The Secretary of State may make any Loan required pursuant to Clause 5.6 (Loans for repayment of Interim Loans) to be made to a Borrower net of any amount payable on the date of such Loan by that Borrower to the Secretary of State pursuant to Clause 6.1 (Repayment) of the Interim Loan Facility.

(B)	The Secretary of State may make any Deposit required to be made pursuant to Clause 5.7 (Deposits to be made on Financial Close) net of any sums which she is, on the same date entitled to withdraw from the relevant account free of any security interest, provided that she does not make such withdrawal.

5.9	Accrued Interest and expenses loan

(A)	The Secretary of State shall as soon as reasonably practicable following Financial Close and subject to the terms of this Agreement make a Loan under Facility B to each Borrower in an amount which the Secretary of State determines to be the aggregate of:

(i)	accrued but unpaid interest on each Interim Loan made to that Borrower and accrued but unpaid commission on each Interim Deposit made at the request of that Borrower; and

(ii)	without prejudice to Clause 21 (Costs and Expenses), costs and expenses which have accrued for the account of such Borrower to Financial Close under Clause 21.1 of the Interim Facility;

(B)	Loans made pursuant to Clause 5.9(A) shall be applied forthwith in repayment of the sums referred to in 5.9(A)(i) and (ii) above by netting the amount of the relevant new Loan against such liabilities.

5.10	Cash Reserves

(A)	The Cash Reserves may only be withdrawn by the Company to be used for the following purposes:

(i)	the provision of cash collateral to Approved Beneficiaries;

(ii)	for Approved Working Capital Purposes; and

(iii)	any other purpose approved by the Secretary of State.

(B)	At any time, the amount available for utilisation under the Facilities will be reduced by an amount equal to the Cash Reserves at that time. The Facilities will be so reduced in the order of A, B, C. The amount reduced may only be utilised with the prior written consent of the Secretary of State.

(C)	If the Cash Reserves are equal to or greater than £490,000,000, none of the Facilities shall be available for utilisation without the prior written consent of the Secretary of State.

(D)	If, pursuant to the terms of this Agreement, the Company is required to deposit any amount in the Cash Reserve Account, it may instead invest that amount in any investment previously approved in writing by the Secretary of State.

6.	REPAYMENT OF LOANS AND CANCELLATION

6.1	Repayment

(A)	Each Borrower shall repay each Loan made to it in full on its Maturity Date to the Secretary of State.

(B)	Each Borrower shall prepay each Loan made to it on such date and in such amount required by the Secretary of State under Clause 15.5(H)(i).

(C)	Each Borrower may, on 2 Business Days prior written notice, prepay the whole or any part of any Loan (but, if in part, being an amount of £5,000,000 or more) on the first Business Day following delivery of a Weekly Report under Clause 15.5(H).

(D)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due in respect thereof without premium or penalty.

6.2	Application of Disposal Proceeds and Mandatory Prepayment

(A)	Disposal Proceeds

The Company shall procure that any Disposal Proceeds are applied to the full extent of any such Disposal Proceeds (converted, where applicable, into Sterling at the rate of exchange at which the Secretary of State is able, as soon after the date of any payment or release as it is practicable for the Secretary of State to do so, to purchase Sterling with the currency of payment or release and shall take into account any commission, premium and other costs of exchange and taxes in connection with such purchase) as follows:

(i)	first, in prepaying all Loans, together with accrued interest on the amount prepaid and any other amounts due in respect thereof, without premium or penalty;

(ii)	secondly, if there is any excess, using all reasonable endeavours to ensure (including, if necessary, by replacing each such Deposit with cash collateral) that each Deposit is released from the Security Interests created pursuant to any Deed of Charge, so that the Secretary of State is able to withdraw each such Deposit, together with all interest accrued thereon and any other amounts due in respect thereof, free of all Security Interests in favour of the Deposit Bank or the relevant beneficiary, failing which, in providing cash collateral in respect of the Borrowers’ obligations contained in Clauses 7.2(A) and (B) in respect of each such Deposit;

(iii)	thirdly, if there is any excess, by depositing all such excess in the Cash Reserve Account, to be available for use in accordance with Clause 5.10 (Cash Reserves), if and to the extent that the Cash Reserves do not exceed £490,000,000; and

(iv)	fourthly, if there is any excess, for use by the Group for its general working capital purposes.

(B)	Other

(i)	Unless the Secretary of State in her absolute discretion otherwise agrees in writing, prepayment will be required in accordance with this Clause 6.2(B) if any of the following events occur:

(a)	any of the conditions subsequent referred to in clauses 9.2.1, 10.1 and 11.2 of the Standstill Agreement have not been satisfied or the EPL Facility Agent (as defined in the Standstill Agreement) has not signed the Standstill Agreement by 24th March, 2003;

(b)	the Bondholders’ Resolutions are not validly passed by properly constituted meetings of the Bondholders by 25th March, 2003;

(c)	the entry of a final, non-appealable order by the United States Bankruptcy Court presiding over chapter 11 cases of Enron Corp. and certain of its subsidiaries (including ECTRIC) approving and authorising the Standstill Agreement and the Heads of Terms and the rights and obligations of ECTEF thereunder does not occur by 14th May, 2003 (or such later date as the Company agrees pursuant to the terms of the Standstill Agreement);

(d)	an Amergen Sale, on terms previously approved in writing by the Secretary of State, is not agreed by 30th June, 2003;

(e)	the Restructuring Date does not occur by 30th September, 2003;

(f)	any Financial Creditor or any member of the Group breaches a term of any Restructuring Agreement to which it is a party and such breach entitles any other Financial Creditor or (if the breach is by any member of the Group) any Financial Creditor to terminate any such Restructuring Agreement to which it is a party; or

(g)	any Restructuring Agreement is terminated before the Restructuring Date.

(ii)	Without prejudice to Clause 6.2(B)(i), the Secretary of State may deliver a notice (the “Prepayment Notice”) to the Company requiring prepayment in accordance with this Clause 6.2(B) if the Secretary of State is of the opinion that the Restructuring Proposals cannot be implemented in the manner or the time envisaged by the Restructuring Proposals.

(iii)	Within 5 Business Days of the occurrence of any event set out in paragraph (B)(i) above (unless the Secretary of State in her absolute discretion has otherwise agreed in writing) or receipt of a Prepayment Notice:

(a)	each Borrower shall prepay each Loan made to it, together with accrued interest on the amount prepaid and any other amounts due in respect thereof, without premium or penalty;

(b)	each Borrower which has procured a Deposit shall use all reasonable endeavours to ensure (including, if necessary, by replacing each such Deposit with cash collateral) that the Deposit is released from the Security Interests created pursuant to any Deed of Charge, so that the Secretary of State is able to withdraw that Deposit, together with all interest accrued thereon and any other amounts due in respect thereof, free of all Security Interests in favour of the Deposit Bank or the relevant beneficiary, failing which, that Borrower shall provide cash collateral in respect of the Borrowers’ obligations contained in Clauses 7.2(A) and (B) in respect of each such Deposit; and

(c)	each Obligor shall pay any other fees, costs, expenses or any other amounts due and payable to the Secretary of State under any Finance Document.

(iv)	Unless the Secretary of State in her absolute discretion otherwise agrees in writing, on the date of the occurrence of any event set out in Clause 6.2(B)(i) or the date on which a Prepayment Notice is served, the Secretary of State’s obligation (if any) to make the Facilities available will be cancelled. All amounts prepaid under Clause 6.2(B)(iii)(a) will not be available for re-borrowing and amounts equal to any Deposits released under Clause 6.2(B)(iii)(b) will not be available for re-utilisation.

6.3	Re-utilisation

(A)	Subject to the other terms of this Agreement (and the extension of the Availability Period pursuant to Clause 5.1(B)), any amounts repaid or prepaid under Clause 6.1 may be re-borrowed.

(B)	Subject to the other terms of this Agreement, an amount equal to any Deposit released from all Security Interests pursuant to any Deed of Charge shall be available for re-utilisation under the relevant Facility.

6.4	Voluntary cancellation

The Company may, if it gives the Secretary of State not less than 2 Business Days’ prior written notice, cancel the whole or any part (but, if in part, being an amount of £5,000,000 or more) of the amount available for utilisation under any Facility.

7.	BORROWER’S LIABILITIES IN RELATION TO DEPOSITS

7.1	Release of Security Interests

Each Borrower which has procured a Deposit shall ensure that the Deposit is released from the Security Interests created pursuant to any Deed of Charge, so that the Secretary of State is able to withdraw that Deposit, together with all interest accruing thereon and any other amounts due in respect thereof, free of all Security Interests in favour of the Deposit Bank or the relevant beneficiary, on or before the first to occur of:

(A)	the Final Maturity Date; or

(B)	the occurrence of an Event of Default and the giving by the Secretary of State of written notice pursuant to this Clause 7.1 to the Borrower.

7.2	Borrower’s indemnity

Each Borrower on whose request the Secretary of State has made any Deposit pursuant to Clause 5.4 (Making of Deposit) or 5.7 (Deposits to be made on Financial

Close) shall irrevocably and unconditionally as a primary obligation indemnify the Secretary of State within five Business Days of receipt of a written demand of the Secretary of State against:

(A)	any withdrawal from any Deposit account by the Chargee or any other person other than:

(i)	the Secretary of State; or

(ii)	any person authorised by her,

of any sums, whether following any breach by the relevant Borrower of any obligation and whether permitted pursuant to the applicable Deed of Charge or otherwise;

(B)	liabilities, costs, claims, losses and expenses arising from any failure by an Obligor to comply with its obligations under Clause 6.2 (Application of Disposal Proceeds and Mandatory Prepayment), Clause 7.1 (Release of Security Interests) or Clause 15.5(H)(i) (Weekly reports and cash sweep); and

(C)	all liabilities, costs, claims, losses and expenses which the Secretary of State may at any time incur or sustain in connection with or arising out of any Deposit made at the request of that Borrower.

7.3	Right to call for payment or collateral

(A)	At any time when:

(i)	an Event of Default has occurred and is continuing; and

(ii)	any Deposit or part thereof remains, notwithstanding the provisions of Clause 7.1(B), subject to any security or other interest created pursuant to a Deed of Charge or otherwise,

the Secretary of State may by notice in writing to the Borrower on whose request such Deposit was made:

(a)	demand immediate payment to the Secretary of State of an amount equal to or less than the aggregate amount of the Deposits requested by that Borrower and subject to such interests (the “Deposit Repayment Amount”); or

(b)	demand that an amount of not more than the Deposit Repayment Amount be deposited in a bank account specified by the Secretary of State and charged (on terms acceptable to the Secretary of State) in her favour to secure performance of the Borrower’s obligation pursuant to Clause 7.1(B), and that Borrower shall comply forthwith with such demand.

(B)	Payment in full of the Deposit Repayment Amount in accordance with a demand made pursuant to Clause 7.3(A) shall discharge the relevant Borrower’s obligation pursuant to Clause 7.1(B). If at any time following such payment in full, any Deposit is released from the Security Interests to which it has been subject, the Secretary of State shall take such steps as the Borrower may reasonably request to procure that such Deposit is withdrawn from the relevant account and paid to that Borrower.

7.4	Preservation of rights

To the fullest extent permitted under applicable law, neither the obligations of the Borrowers set out in this Clause 6.4 nor the rights, powers and remedies conferred on the Secretary of State by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(A)	any assignment, transfer or other disposal of the rights and/or obligations of the Secretary of State for Trade and Industry to another Secretary of State or another body acting as agent for and on behalf of the Crown;

(B)	the obligations of the Secretary of State under any Finance Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(C)	time or other indulgence being granted or agreed to be granted to the relevant Borrower or any other person in respect of its obligations under any Finance Document;

(D)	any amendment to, or any variation, waiver or release of, any obligation of the Secretary of State under a Finance Document;

(E)	any other act, event or omission which, but for this Clause 6.4, might operate to discharge, impair or otherwise affect any of the obligations of the Borrowers set out in this Clause 6.4 or any of the rights, powers or remedies conferred upon the Secretary of State by this Agreement or by law.

The obligations of the Borrowers set out in this Clause 6.4 shall be in addition to and independent of every other security which the Secretary of State may at any time hold in respect of the Borrowers’ obligations under this Agreement.

7.5	Settlement conditional

Any settlement or discharge between a Borrower and the Secretary of State shall be conditional upon no security or payment to that Borrower being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Secretary of State shall be entitled to recover the value or amount of such security or payment from the relevant Borrower subsequently as if such settlement or discharge had not occurred.

7.6	Currency Indemnity

If, under any applicable law, whether pursuant to a judgment against any Obligor or the liquidation of any Obligor or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a currency (the “Other Currency”) other than the currency in which the relevant payment is expressed to be payable (the “Required Currency”), then, to the extent that the payment actually received by the Secretary of State (when converted at the rate of exchange as soon afterwards as it is practicable for the Secretary of State to do so or, in the case of a liquidation, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation) falls short of the amount expressed to be due or payable under or in connection with this Agreement, the Obligor shall, as an original and independent obligation under this Agreement, indemnify and hold the Secretary of State harmless against the amount of such shortfall. For the purpose of this Clause 7.6 (Currency Indemnity), “rate of exchange” means the rate at which the Secretary of State is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any commission, premium and other costs of exchange and taxes payable in connection with such purchase.

7.7	Provision of information in respect of Deposits

(A)	The capitalised terms set out in this Clause 7.7 (Provision of information in respect of Deposits) shall, unless inconsistent with the context, have the meanings ascribed to them in the relevant Deed of Charge.

(B)	The Secretary of State agrees to notify the Company, upon the placing of the Deposit into the Account at the Deposit Bank, of the time and date that the Deposit was so transferred.

(C)	At such time as a full or partial release of the Deposit occurs, as anticipated by the terms of each Deed of Charge, the Secretary of State will provide to the Company details of:

(i)	the name of the relevant Chargee;

(ii)	the name of the relevant BE Company or BE Companies;

(iii)	the amount of the Deposit so released and details of the Facility under which it was originally utilised; and

(iv)	the date and time of the said release.

8.	INTEREST PERIODS

8.1	General

Each Loan has one Interest Period only.

8.2	Selection

(A)	A Borrower shall specify the Interest Period for a Loan in the relevant Request for that Loan. A Borrower may select an Interest Period of 1, 2, 3 or 6 months or any other period agreed between the Company and the Secretary of State.

(B)	Each Interest Period for a Loan will commence on (and include) the Utilisation Date of such Loan.

8.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4	No overrunning of the Final Maturity Date

If an Interest Period for a Loan would otherwise overrun the Final Maturity Date it shall be shortened so that it ends on the Final Maturity Date.

9.	INTEREST AND COMMITMENT FEE

9.1	Interest rate

The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Secretary of State to be the aggregate of the applicable:

(A)	Margin; and

(B)	LIBOR.

9.2	Due dates

Except as otherwise provided in this Agreement, interest on each Loan shall accrue from day to day from and including the first day of its Interest Period to but excluding the last day, on the basis of the number of days elapsed and a 365 day year and shall be payable by the relevant Borrower on the Maturity Date of such Loan.

9.3	Default interest

(A)	If an Obligor fails to pay any amount payable by it under the Finance Documents or to reduce any exposure required to be reduced pursuant to

Clause 7.3 (Right to call for payment or collateral), it shall, promptly following demand by the Secretary of State, pay interest on the overdue amount, or the amount of the outstanding exposure, as applicable from the due date up to the date of actual payment, as well after as before decree or judgment, at a rate (the “default rate”) determined by the Secretary of State to be one per cent. per annum above the higher of:

(i)	the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal); and

(ii)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount,

in each case, for such successive interest periods of such duration as the Secretary of State may determine (each a “Designated Interest Period”).

(B)	The default rate will be determined by the Secretary of State on the first day of (in the case of sterling loans and exposures), or two Business Days before the first day of (in the case of loans or exposures in other currencies), the relevant Designated Interest Period.

(C)	Default interest will be compounded at the end of each Designated Interest Period.

9.4	Notification of rates of interest

The Secretary of State shall promptly notify each relevant Party and the Company of the determination of a rate of interest under this Agreement.

9.5	Commitment Fee

The Company shall pay the Secretary of State a commitment fee computed at the rate of 0.5 per cent. per annum on the aggregate amount available under the Facilities, less the aggregate principal amounts of outstanding Utilisations. The accrued commitment fee shall be payable on 30th June, 2003 and each Quarter Date thereafter.

10.	COMMISSION ON DEPOSITS

In relation to each Deposit, the relevant Borrower will pay to the Secretary of State commission on the amount of such Deposit at the Margin rate for the period for which such Deposit remains subject to any Security Interest under a Deed of Charge or is provided to a Deposit Bank as collateral for the issue of a letter of credit as contemplated by paragraphs (E) to (H) of Clause 5.4 (Making of Deposit), plus all other costs and expenses incurred by or on behalf of the Secretary of State in connection with establishing any Deposit, issuing any Deed of Charge, procuring any letter of credit or otherwise in relation to such arrangements. Except as otherwise provided in this Agreement, commission on the amount of each Deposit shall accrue from day to day from and including the day it is utilised to but excluding the day it is released, on the basis of the number of days elapsed and a 365 day year. Accrued commission is payable on 30th June, 2003 and each Quarter Date thereafter and, if the Availability Period is extended beyond 30th September, 2004 pursuant to Clause 5.1(B), (to the extent applicable) on the last day of each calendar month commencing on 31st October, 2004. Accrued commission on the amount of each Deposit shall become immediately due and payable when a Deposit is released pursuant to Clause 6.2 (Application of Disposal Proceeds and Mandatory Prepayment), Clause 7.1 (Release of Security Interests) or Clause 15.5(H)(i) (Weekly reports and cash sweep).

11.	NON STERLING DEPOSITS

For the purpose of determining whether any Deposit would cause the facility amounts specified by Clause 2 (The Facilities) to be exceeded and for calculating commission payable pursuant to Clause 10 (Commission on Deposits), the amount of any non-Sterling Deposit to be made or outstanding will be taken to be its Original Sterling Amount.

12.	PAYMENTS

12.1	Place

All payments by a Borrower under this Agreement shall be made to the Secretary of State to her account as she may notify the Company from time to time.

12.2	Funds

(A)	Payments under the Finance Documents to the Secretary of State shall be made for value on the due date in such funds for transmission as the Secretary of State may specify to the Obligor concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

(B)	Any amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in Sterling.

12.3	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

12.4	Non-Business Days

(A)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

13.	GUARANTEE

13.1	Guarantee

Each Guarantor irrevocably, unconditionally, jointly and severally:

(A)	as principal obligor, guarantees to the Secretary of State prompt performance by each Obligor of all its obligations under the Finance Documents;

(B)	undertakes with the Secretary of State that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Secretary of State pay that amount as if that Guarantor instead of the relevant Obligor were expressed to be the principal obligor; and

(C)	indemnifies the Secretary of State on demand against any loss or liability suffered by it if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal.

13.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3	Reinstatement

(A)	Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 13 shall continue as if the discharge or arrangement had not occurred.

(B)	The Secretary of State may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

13.4	Waiver of defences

The obligations of each Guarantor under this Clause 13 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 13 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or the Secretary of State):

(A)	any time or waiver granted to, or composition with, any Obligor or other person;

(B)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditors of any member of the Group;

(C)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(E)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 13 shall include each variation or replacement;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Guarantor’s obligations under this Clause 13 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(G)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 13 shall be construed as if there were no such circumstance.

13.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Secretary of State (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 13.

13.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full (or would be once amounts held in suspense accounts have been applied), the Secretary of State (or any trustee or agent on its behalf) may:

(A)	refrain from applying or enforcing any other moneys, security or rights held or received by the Secretary of State (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)	hold in a suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 13.

13.7	Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 13:

(A)	be subrogated to any rights, security or moneys held, received or receivable by the Secretary of State (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause 13;

(B)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with the Secretary of State (or any trustee or agent on its behalf); or

(C)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor,

unless the Secretary of State otherwise directs. Each Guarantor shall hold in trust for and forthwith pay or transfer to the Secretary of State any payment or distribution or benefit of security received by it contrary to this Clause 13.7 or as directed by the Secretary of State.

13.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by the Secretary of State.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 14 (Representations and Warranties) to the Secretary of State.

14.2	Due incorporation

It is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the power to carry on its businesses substantially as they are now being conducted and to own its material assets.

14.3	Corporate power to borrow and give guarantees

It has the power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and (in the case of the Borrowers) to utilise the entire amount of the Facilities, all necessary corporate, shareholder, partner and other action has been taken by it to authorise the execution, delivery and performance of the same and no limitation on its powers to borrow will be exceeded as a result of any Utilisation under this Agreement.

14.4	Binding obligations

Each Finance Document to which it is a party constitutes its valid and legally binding obligations enforceable in accordance with its terms (subject to the reservations and qualifications set out in the legal opinions set out in Schedule 4).

14.5	No conflict with other obligations

The execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by it will not:

(A)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree, authorisation or permit to which it is subject;

(B)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound;

(C)	contravene or conflict with any provision of its constitutional documents (including, as applicable, its Memorandum and Articles of Association, Articles of Incorporation and any applicable Articles of Amendment and by-laws); or

(D)	result in the creation or imposition of or oblige it or any of its Subsidiaries to create any Security Interest (not being a Permitted Security Interest) on any of its or such Subsidiaries’ undertakings, assets, rights or revenues.

14.6	No litigation

No litigation, arbitration or administrative proceeding is taking place, or to the knowledge of its officers after due enquiry is pending or threatened against it or any of its Subsidiaries which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

14.7	Financial statements

(A)	The Original Group Accounts were prepared in accordance with generally accepted accounting principles and practices in the United Kingdom which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the date to which they were drawn up and the consolidated results of the operations of the Group as at the date to which they were drawn up.

(B)	To the best of the Company’s knowledge and belief, the information provided by the Company in relation to the Group’s anticipated cash and collateral requirements for the period from the date of this Agreement until the Final Maturity Date (which information has been initialled for the purpose of identification by the Secretary of State and the Company) has been prepared with due care and after a proper investigation of such requirements, fairly presents such requirements and is not misleading in any material respect.

14.8	Consents obtained

Every authorisation or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by it to authorise, or required by it in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents to which it is a party or the performance by it of its obligations under the Finance Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

14.9	Licences

Each member of the Group which is required to hold a Licence for the conduct of its business has obtained such a Licence which in each case is in full force and effect and there has been no material default in the observance of the conditions or restrictions imposed in, or in connection with, the same.

14.10	Compliance with consents and licences

Without prejudice to Clause 14.9 (Licences), every material authorisation required by it and its Subsidiaries (including Environmental Licences) in connection with the conduct of its business and the ownership, use, exploitation or occupation of their respective property and assets:

(A)	has been obtained and is in full force and effect or has been applied for in circumstances where the same can reasonably be expected to be forthcoming;

(B)	to the best knowledge of its officers, there are no facts or circumstances entitling any of the same to be revoked, suspended, amended, varied, withdrawn or not renewed;

(C)	there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same.

To the best knowledge of its officers, no circumstances have arisen whereby any remedial action is likely to be required to be taken by, or at the expense of, any Obligor or any of its Subsidiaries under or pursuant to any law or regulation (including without limitation Environmental Law) applicable to the business, property or assets of any Obligor or any of its Subsidiaries.

14.11	Pari passu

Its obligations under the Finance Documents to which it is a party are its direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

14.12	No defaults

(A)	Neither it nor any of its Subsidiaries is in breach in any material respect of, or in default in any material respect under, any agreement relating to Borrowed Money or any Material Contract or under the Balancing and Settlement Code, The Connection and Use of System Code, the Grid Code, the Scottish Grid Code, the Scottish Distribution Use of Systems Contract or the connection agreements with Scottish Power UK plc.

(B)	No Default (other than any Default under Clause 16.8) has occurred and is continuing.

14.13	Choice of law

In the case of any Obligor that is not incorporated in England and Wales, the choice of English law to govern this Agreement and the submission by it to the non-exclusive jurisdiction of the English courts are valid and binding.

14.14	Regulatory Announcements

(A)	Save as disclosed between the date of the relevant announcement and the date of this Agreement, the information contained in all announcements made pursuant to the requirements of the Listing Rules of the UK Listing Authority, the Admission Standards of the London Stock Exchange, the Financial Services and Markets Act 2000, the Rules of the New York Stock Exchange and the US Securities Exchange Act of 1934 was true and correct in all material respects and not misleading in any material respect.

(B)	Except as publicly announced by the Company prior to the date of this Agreement through a regulatory information service approved by the UK Listing Authority, there has been no material adverse change in the financial or trading position of the Borrower or the consolidated financial position of the Borrower and its Subsidiaries from that set forth in the Original Group Accounts.

14.15	Compliance with Environmental Laws

Each Obligor and its Subsidiaries:

(A)	as at the date of this Agreement complies; and

(B)	has (to the extent that non compliance would be reasonably likely to give rise to a material liability as at the date of this Agreement) at all times complied,

in all material respects with all Environmental Laws.

14.16	No Environmental Claims

(A)	No Environmental Claim is pending or has been made or threatened against any Borrower or any of its Subsidiaries or any of their respective officers in their capacity as such; and

(B)	none of such companies nor any of their respective Subsidiaries is aware of any circumstances or situation which would be reasonably likely to result in it having any liability in relation to Environmental Matters, which, in either case, would be reasonably likely to have a Material Adverse Effect.

14.17	No immunity

Neither it nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legislation or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

14.18	Material Disclosures

It has fully disclosed in writing to the Secretary of State or persons acting on her behalf all material facts relating to the Group known to it that could reasonably be expected to influence the decision of the Secretary of State to make the Facilities available under this Agreement.

14.19	Repetition

The representations and warranties in this Clause 14, (other than Clauses 14.6 (No litigation), 14.8 (Consents obtained), 14.9 (Licences), 14.12 (No defaults), 14.14 (Regulatory Announcements), 14.15 (Compliance with Environmental Laws), 14.16 (No Environmental Claims) and 14.17 (No immunity)) shall be deemed to be repeated by each Obligor on and as of the date of each Request and each Utilisation Date, as if made with reference to the facts and circumstances existing on each such day (and so that the representation and warranty in Clause 14.7 (Financial statements) shall for this purpose refer to the audited consolidated financial statements of the Group most recently delivered to the Secretary of State under this Agreement).

15.	UNDERTAKINGS

15.1	Duration

The undertakings in this Clause 15 will remain in force from the date of this Agreement for so long as any amount is, or may become, outstanding under any Finance Document.

15.2	Notice of Default

The Company shall:

(A)	inform the Secretary of State of any Default promptly after becoming aware of the same; and

(B)	if so requested by the Secretary of State, at any time, confirm to the Secretary of State in writing that, save as previously notified to the Secretary of State or as otherwise stated in such confirmation, no Default has occurred and is continuing.

15.3	Consents and licences

Each Obligor shall obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts required by it in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents (other than the Secretary of State or the Secretary of State for Scotland in relation to any special share held individually or jointly by either such Secretary in any member of the Group) and do, or cause to be done, all other acts and things which may from time to time be necessary under applicable law for the continued due performance of all its and its Subsidiaries’ respective obligations under the Finance Documents.

15.4	Pari passu

Each Obligor shall ensure that its obligations under the Finance Documents shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

15.5	Information to be Provided

The Company shall provide the Secretary of State with:

(A)	Management Accounts

as soon as practicable (and in any event within ten Business Days of the end of each calendar month) the monthly management accounts of the Company and the Group in the form agreed with the Secretary of State from time to time, together with explanations of any significant variances between the cash flow forecasts referred to in paragraph (F) below and the position shown in such accounts;

(B)	Unaudited Financial Statements

as soon as practicable (and in any event by 31st December in each year) the unaudited consolidated financial statements of the Group for the first half of the then current financial year;

(C)	Audited Financial Statements

as soon as practicable (and in any event within 90 days after the end of the financial year) the audited financial statements of the Group;

(D)	Borrowing Lines

on the first Business Day in each week, a statement giving full details of committed and uncommitted borrowing lines available to the Company and the Group, together with details of the levels of utilisation, such statement to be in a form acceptable to the Secretary of State;

(E)	Notices

all notices or other documents despatched by any member of the Group to its banks or financial institutions generally or its creditors generally (or any class thereof) at the same time as they are despatched;

(F)	Rolling Cashflow Forecast

for approval of the Secretary of State, a rolling six month cash flow forecast prepared by the Company in relation to its and the Group’s operations at the same time as it delivers to the Secretary of State each set of Management Accounts referred to above;

(G)	Copies of New Contracts

copies of any contract or obligation (or any group of related contracts or obligations) undertaken or proposed to be undertaken after the date of this Agreement by any member of the Group requiring expenditure or the undertaking of any liability in excess of £5,000,000 or any contract or obligation (or any group of related contracts or obligations) requiring expenditure or the undertaking of any liability in excess of £1,000,000 and having a duration of longer than 6 months (or in each case such other sum or period as the Secretary of State and the Company may agree);

(H)	Weekly reports and cash sweep

on the first Business Day in each week, a report (in substantially the same form being delivered immediately before 7th March, 2003) up-to-date up to and including the immediately preceding Friday (or, if that Friday is not a Business Day, then the immediately preceding Business Day before that Friday) including without limitation:

(i)	a schedule setting out the current cash position of the Group and detailing all payments, receipts and collateral requirements expected to be made, received or required, as the case may be, by the Group in the next 7 day period after the date of such report. On the same day, the Company shall procure that all U.K. Free Cash (as defined below) is applied (converted, where applicable, into Sterling at the rate of exchange at which the Secretary of State is able, as soon after the date of any payment or release as it is practicable for the Secretary of State to do so, to purchase Sterling with the currency of payment or release and shall take into account any commission, premium and other costs of exchange and taxes in connection with such purchase) as follows:

(a)	first, in prepaying all Loans, together with accrued interest on the amount prepaid and any other amounts due in respect thereof, without premium or penalty;

(b)	secondly, if there is any excess, using all reasonable endeavours to ensure (including, if necessary, by replacing each such Deposit with cash collateral) that each Deposit is released from the Security Interests created pursuant to any Deed of Charge, so that the Secretary of State is able to withdraw each such Deposit, together with all interest accrued thereon and any other amounts due in respect thereof, free of all Security Interests in favour of the Deposit Bank or the relevant beneficiary, failing which, in providing cash collateral in respect of the Borrowers’ obligations contained in Clauses 7.2(A) and (B) in respect of each such Deposit;

(c)	thirdly, if there is any excess, by depositing all such excess in the Cash Reserve Account, to be available for use in accordance with Clause 5.10 (Cash Reserves), if and to the extent that the Cash Reserves do not exceed £490,000,000; and

(d)	fourthly, if there is any excess, for use by the Group for its general working capital purposes.

For the purpose of this paragraph (i), U.K. Free Cash shall be the amount by which cash not forecast to be required to meet payments of those members of the Group incorporated in or otherwise carrying on business in the U.K. in the next 7 day period exceeds £10,000,000;

(ii)	a schedule of all expected Utilisations of Facility A in the next 7 day period, together with a report detailing those counterparties who are to receive the benefit of the Deposits to be made available as a result of any such Utilisations and the amounts involved in each case;

(iii)	a schedule setting out all collateral provided by any member of the Group from the Group’s operating cash flow in the preceding 7 day period; and

(iv)	a schedule setting out all the payments from, and deposits into, the Cash Reserve Account.

(I)	Schedule of future Facility A utilisations

on the date of this Agreement (and on any date such schedule is subsequently updated or amended), a schedule, in a form approved by the Secretary of State, detailing all trading counterparties of the Obligors who may now or in the future be eligible to receive the benefit of a Deposit made by the Secretary of State pursuant to Facility A, such schedule to include details of each such counterparty’s contractual arrangements with each member of the Group and an estimate of the maximum Deposit or Deposits which may now or in the future be required in respect of each such counterparty;

(J)	Material Communications

promptly on receipt by an Obligor or (without prejudice to Clause 15.31 (Amendments and Communications)) on despatch by an Obligor, all material correspondence, notices and other communications made by or on behalf of any member of the Group to, or received by any member of the Group from, any governmental, public or regulatory body or authority or courts or any Financial Creditor or any of its material trading counterparties, but shall exclude any communications made by or on behalf of any member of the Group to, or received by or on behalf any member of the Group from, the Financial Services Authority or any person acting on its behalf in connection with the investigation taking place as at the date of this Agreement;

(K)	Amergen Sale

promptly on receipt by an Obligor or (without prejudice to Clause 15.31 (Amendments and Communications)) on despatch by an Obligor, and subject to the Secretary of State agreeing to comply with reasonable confidentiality commitments relating to disclosures outside of the Government, all material correspondence, documents, communications and other information in relation to any negotiations, proposals or offers or consideration of any transaction for the sale, transfer or other disposal of all or part of its interest (direct or indirect), or change in control, in AmerGen Energy Company LLC or AmerGen Vermont LLC or any of their holding companies or any sale, transfer or other disposal of any of their respective material assets or material businesses and keep the Secretary of State fully informed of the progress of any sale, transfer or disposal process (as the case may be) being undertaken or proposed in relation to

AmerGen Energy Company LLC or AmerGen Vermont LLC or any of their holding companies;

(L)	Potential Purchasers

promptly on receipt by any member of the Group, full details of any offer or indicative offer received from a potential purchaser for any business or material assets (not being electricity generated by any member of the Group) of any member of the Group and will procure that no member of the Group enters into any confidentiality or other arrangement that might prevent such notification and disclosure and shall obtain a fair market valuation (or range of valuations) for the sale of such business or assets to an arm’s length willing buyer from an investment bank acceptable to the Secretary of State unless, because of pre-emption or other similar contractual rights of third parties existing on 28th November, 2002, the Company (acting reasonably) determines that such a valuation would be unlikely to assist in obtaining the best price reasonably attainable;

(M)	Trading Manuals and Guidelines

promptly on notification of, or agreement to, an amendment to the Trading Manuals and Guidelines, the Trading Manuals and Guidelines as amended with a letter explaining the changes; and

(N)	Monthly Report

at the same time as it provides management accounts pursuant to Clause 15.5(A) (Management Accounts), a written report, in the form to be agreed with the Secretary of State within 14 days of 7th March, 2003 and thereafter from time to time.

15.6	Notification of INES Incident

The Company shall promptly notify the Secretary of State of the occurrence of any incident applying to an Obligor which constitutes a Level 2 or above incident under the International Nuclear Event Scale developed by the International Atomic Energy Agency.

15.7	Decommissioning Fund

The Company shall promptly notify the Secretary of State of any change or proposed change, of which it is aware, to the terms governing the Decommissioning Fund which:

(A)	results or will result in any material increase in the contributions required to be made by the Company or any of its Subsidiaries to the Decommissioning Fund; and

(B)	is reasonably likely to have a Material Adverse Effect.

15.8	Shutdown or loss of output

The Company shall:

(A)	promptly notify the Secretary of State on each occasion of, any extended shutdown of, or any extended material reduction in output from, any member of the Group’s power stations, which shutdown or reduction in output is not part of a planned shutdown or safety test, and each such notification shall contain reasonable details of the reason for, or cause of, such shutdown or reduction in output and, in particular, whether such reason or cause is likely to affect the operation of any other power station of any Group member; and

(B)	if required by the Secretary of State, the Borrower will within 30 days of such notification, prepare and deliver to the Secretary of State a report on the likely impact of such reason or cause on the Borrower and its Subsidiaries and on their respective power stations and businesses.

15.9	Provision of further information

(A)	The Company shall, without charge, provide the Secretary of State (including her representatives, advisers and nominees) with such financial and other information concerning it and its Subsidiaries and their respective affairs (and such information shall be in such form and given within such time) as the Secretary of State may from time to time require, provided that the Company shall not be obliged to provide to the Secretary of State any information which it certifies is subject to a confidentiality undertaking which prohibits such disclosure. The Company shall, and will procure that its Subsidiaries shall, use its reasonable endeavours to obtain a waiver of such undertaking if requested by the Secretary of State.

(B)	Where correspondence or information is received by any member of the Group after the date of this Agreement which is expressly or implicitly confidential, the Company shall, and will procure that its Subsidiaries shall, either obtain a waiver of such confidentiality to enable disclosure to the Secretary of State in accordance with this Agreement or return such correspondence to the sender without disclosure to the Secretary of State and inform the sender that future correspondence and information will be disclosed to the Secretary of State in accordance with this Agreement. No disclosure shall be required by any term of this Agreement that would be illegal.

15.10	Licences and Environmental Laws

Each Obligor shall:

(A)	obtain and maintain and procure that each member of the Group obtains and maintains in full force and effect each Licence required for the carrying on of its businesses; and

(B)	obtain and maintain and procure that each member of the Group obtains and maintains in full force and effect all other material Environmental Licences and ensures that its business and the business of each of its Subsidiaries complies in all material respects with all material Environmental Laws and all other material Environmental Licences.

15.11	Environmental Claims

The Company shall promptly upon receipt of formal written notice of the same inform the Secretary of State of any material Environmental Claim.

15.12	Notice of litigation

The Company shall upon becoming aware that the same is threatened or pending and in any case promptly after the commencement thereof, give to the Secretary of State notice in writing of any litigation, arbitration or administrative proceedings or any dispute affecting any member of the Group or any of their respective assets, rights or revenues which, if determined against it, would be reasonably likely to have a Material Adverse Effect.

15.13	Insurance

Each Obligor shall:

(A)	insure and will procure that each of its Subsidiaries will insure and keep insured all its properties and assets with underwriters or insurance companies of repute, or enter into insurance arrangements in relation to such properties and assets considered by its directors to be prudent in each case to such extent and against such risks as are required by the terms of the Licences, statute or regulation and as prudent companies engaged in business similar to those of that Obligor or the relevant Subsidiary normally insure or, in the case of other arrangements, enter into;

(B)	promptly notify the Secretary of State of any change, or proposed change, of which it becomes aware to the provisions of the Nuclear Installations Act 1965 (including, without limitation, section 16 of that Act) which gives legislative force to the principles of the Paris Convention on Third Party Liability in the Field of Nuclear Energy and the Brussels Convention supplementary to the Paris Convention; and

(C)	and will procure that each of its Subsidiaries will only carry out advisory or other work in relation to nuclear generation to the extent that it is covered by insurance or other arrangements constituting alternative safeguards considered prudent by its directors in relation to any liability which could arise from such work.

15.14	Negative pledge

No Obligor will and will procure that none of its Subsidiaries permit any Security Interest other than a Permitted Security Interest to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness of it or any of its Subsidiaries or any other person.

15.15	No merger

No Obligor will merge or consolidate with any other company or person.

15.16	Disposals

(A)	No Obligor will, and each Obligor will procure that none of its Subsidiaries will, sell, transfer, lease or otherwise dispose of any shares in any other entity or of all or any material part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not.

(B)	Paragraph (A) above does not apply to:

(i)	disposals with the prior written consent of the Secretary of State;

(ii)	disposals to a Security Provider;

(iii)	disposals by a member of the Group that is not a Security Provider to an Obligor;

(iv)	disposals by a member of the Group that is not an Obligor to another member of the Group that is not an Obligor

(v)	disposals on normal commercial terms of obsolete assets which are surplus to operational requirements;

(vi)	arm’s length disposals in the ordinary course of business; and

(vii)	disposals of cash in the ordinary course of business on terms not otherwise prohibited by this Agreement.

15.17	Accounting reference date

No Obligor will change its accounting reference date except with the prior written consent of the Secretary of State.

15.18	Change in business

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any material change, whether by way of disposal, acquisition, merger or otherwise, to the nature of its business from that carried on as at the date of this Agreement which would constitute a material change in the general nature of the business of the Obligors together and the Group taken as a whole.

15.19	Safety Regulations

Each Obligor shall, and shall procure that each of its Subsidiaries shall, conduct their respective businesses in compliance with all applicable laws, statues, rules, regulations, statutory codes of practice, orders, notices, demands and decisions of the courts or anything like any of the foregoing of any governmental authority or agency or regulatory body in any jurisdiction relating to the safe operation of power generation facilities and any related activities, nuclear safety and the security of nuclear installations and non-proliferation and the safeguards to be applied to fissile or radioactive material save where the result of non-compliance would be immaterial.

15.20	New Contracts

No Obligor shall, and each Obligor will procure that no Subsidiary shall, without the prior written consent of the Secretary of State, enter into any contract or obligation requiring expenditure or the undertaking of any liability in excess of £5,000,000 or any contract or obligation (or any group of related contracts or obligations) requiring expenditure or the undertaking of any liability in excess of £1,000,000 and having a duration of longer than 6 months, except for contracts and obligations entered into where such contracts and obligations are consistent with the Trading Manuals and Guidelines and obligations entered into in the ordinary course of trading relating to the procurement of uranium and the provision of conversion, enrichment, fuel fabrication, storage, reprocessing and disposal services including but not limited to the BNFL Contracts.

15.21	Borrowed Money

No Obligor shall, and each Obligor will procure that none of its Subsidiaries shall, incur any Borrowed Money (other than swaps, interest or currency protection, hedging or financial futures transactions or arrangements, in each case entered into in accordance with the Group’s existing treasury function as disclosed in writing to the Secretary of State prior to the date of this Agreement), without the prior written consent of the Secretary of State.

15.22	Loans and Guarantees

No Obligor shall make any loans, grant any credit or give or enter into any guarantee except with the prior written consent of the Secretary of State, or for:

(A)	normal trade credit to third parties;

(B)	loans and credit to a Security Provider or other Obligor and guarantees in respect of obligations of a Security Provider or other Obligor, provided in each case such loans, credit or guarantee are given pursuant to a written agreement governed by English or Scots law;

(C)	loans made to EPL pursuant to contractual obligations existing as at 9th September, 2002 in respect of committed capital expenditure; or

(D)	loans made in the ordinary course of business provided the aggregate amount of such loans (including outstanding interest) does not exceed £1,000,000.

15.23	No Acquisitions

No Obligor shall, and each Obligor will procure that none of its Subsidiaries shall, acquire any business of or shares or securities issued by any person or enter into any agreement under which it may become bound to acquire any business of or shares or securities issued by any person, without the prior written consent of the Secretary of State.

15.24	Access

Each Obligor shall allow, and will procure that each of its Subsidiaries shall allow full access both during and outside normal business hours, to the premises, documents, systems and records of the Obligors and their Subsidiaries by such investigating accountants, consultants and/or other professionals for purposes of reviewing the operations of the Group as the Secretary of State may require and that the Obligors and their Subsidiaries afford such assistance and co-operation to such persons as the Secretary of State may reasonably require.

15.25	Electricity Trading Policy

(A)	Each Obligor shall, and shall procure that each of its Subsidiaries shall, conduct their respective electricity trading activities in compliance with the policies, procedures, strategies, risk limits and other provisions contained in the Trading Manuals and Guidelines, as such Trading Manuals and Guidelines may be amended with the prior written approval of the Secretary of State.

(B)	An Obligor shall be entitled to purchase or sell ROCs (as defined in The Renewables Obligation Order 2002) provided such purchases or sales are in the ordinary course of such Obligor’s business for the purpose of satisfying its or another Obligor’s renewables obligation (as defined in The Renewables Obligation Order 2002) and in accordance with the provisions of the Trading Manuals and Guidelines.

15.26	Security and Guarantors

(A)	Each Obligor shall, as soon as practicable and, in any event, within five Business Days of receiving instructions to do so from the Secretary of State, execute and deliver to the Secretary of State such deeds, agreements and instruments and otherwise do such acts and things as the Secretary of State may require for the purpose of supplementing the Security Interests created under the Security Documents or for the purpose of creating such further Security Interests over any or all of the assets and undertaking of the Obligors, on such terms as the Secretary of State may require, for the purpose of securing the Obligors’ obligations under the Finance Documents, provided that the creation of such Security Interests shall not cause a material default under any contract to which any member of the Group is party or breach of law. On creation of the relevant interest, the Company shall certify to the Secretary of State that there is no such default or breach.

To the extent it is able to do so, each Obligor shall, and will procure that each of its Subsidiaries shall, promptly take all such action as the Secretary of State may require, including without limitation prepaying and cancelling facilities which contain any negative pledge restricting the granting of Security Interests, which may, in the opinion of the Secretary of State, be necessary or desirable in connection with granting the Security Interests as contemplated by this Clause.

(B)	Each Obligor shall, as soon as practicable and, in any event, within five Business Days of receiving instructions to do so from the Secretary of State, procure that any of its Subsidiaries specified by the Secretary of State accede to this agreement as a Guarantor, provided that such accession shall not cause a material default under any contract to which any member of the Group is party or breach of law. On accession the relevant Guarantor shall certify to the Secretary of State that there is no such default or breach.

To the extent it is able to do so, each Obligor shall, and will procure that each of its Subsidiaries shall, promptly take all such action as the Secretary of State may require, including without limitation prepaying or cancelling facilities the terms of which may prohibit any Subsidiary from becoming a Guarantor, which may, in the opinion of the Secretary of State be necessary or desirable in order to facilitate any Subsidiary’s becoming a Guarantor as contemplated by this Clause 15.26.

15.27	Payments in respect of Borrowed Money and payments to Financial Creditors

(A)	Save for the exceptions specified in paragraph (B) below, no Obligor shall, and each Obligor shall procure that none of its Subsidiaries shall, make any payments of principal, interest, fees, commissions or any other amount in respect of Borrowed Money (including, for the avoidance of doubt, Intragroup Receivables) without the prior written consent of the Secretary of State.

(B)	No Obligor shall, and each Obligor shall procure that none of its Subsidiaries shall, without the prior written consent of the Secretary of State, make any payment of whatever nature to any Financial Creditor except:

(i)	before the Restructuring Date, payments to any Financial Creditor in accordance with the terms of the Standstill Agreement;

(ii)	before the Restructuring Date, payments to Bondholders in accordance with the Bondholders Restructuring Agreement or the Trust Deed (as amended by the Supplemental Trust Deed); and

(iii)	on and after the Restructuring Date, payments in accordance with the terms of the documentation effecting the Restructuring Proposals.

15.28	Dividends Distributions and Share Issues

(A)	No Obligor shall, and each Obligor will procure that none of its Subsidiaries shall declare or pay, directly or indirectly, any dividends or make any other distribution or pay any principal or interest or other amounts (whether in cash or otherwise) on or in respect of any of its shares or securities or partnership interests or under debt instruments, except with the prior written consent of the Secretary of State.

(B)	No Security Provider shall allot or issue any shares, securities or partnership interests, or other Investment, except with the prior written consent of the Secretary of State.

15.29	Collateral Requirements

(A)	To the extent that any contract to which a Borrower is party requires the provision of collateral, and the amount of that collateral is not so clearly stated by the relevant contract as to preclude negotiation, the relevant Borrower shall negotiate with the relevant counterparty with a view, subject to Clause 15.29(B), to reaching the most advantageous agreement possible in the prevailing circumstances.

(B)	No Borrower shall, without the consent of the Secretary of State, enter into any agreement in relation to the provision of collateral which would require the amount of such collateral to be reassessed by either party more than once in any period of seven days.

(C)	Borrowers shall keep the Secretary of State informed of the progress of all negotiations with counterparties which require or may require the provision of collateral.

15.30	Regulatory Requirements

The Company shall make such announcements as may be required in compliance with the Listing Rules of the UK Listing Authority, the Admission Standards of the London Stock Exchange, the Financial Services and Markets Act 2000, the Rules of the New York Stock Exchange and the US Securities Exchange Act of 1934 and all other applicable regulations and legislation.

15.31	Announcements and Communications

(A)	No Obligor shall make any public announcement or any written communication to any regulator, creditor or counterparty which refers to this Agreement, the Facilities or the financial position of the Obligors without prior consultation with the Secretary of State. This shall not prevent any Obligor from making an announcement or communication required by law or regulations or in case of emergency.

(B)	Clause 15.31(A) shall not apply to any statement to the extent that it repeats, refers to or paraphrases an announcement previously made in accordance with this Clause.

15.32	Proceeds of Loans

Each Borrower shall ensure that the proceeds of any Loan are paid into and, pending application, are held in an account with a bank which has agreed in terms acceptable to the Secretary of State to waive its rights of set-off in respect of all other indebtedness, or which has confirmed to the Secretary of State that it has no exposure to any member of the Group, and such proceeds are applied only for Approved Working Capital Purposes, as applicable.

15.33	Intragroup Receivables and Special Accounts

Each Obligor shall comply with the covenants and undertakings in Clause 6.4 (Covenants) of the Debenture as if such clause was set out in full in this Agreement and the references to an Obligor in such Clause are interpreted for this purpose as references to an Obligor as defined in this Agreement.

15.34	Title Deeds

Each Obligor will hold all the deeds and documents (apart from those already delivered to the Secretary of State) in respect of its Real Property (as defined in the Debenture) which it has charged to, or otherwise created a Security Interest in favour of, the Secretary of State under the Debenture, to the order of the Secretary of State and undertakes to deliver all or any of them to the Secretary of State promptly on demand by the Secretary of State.

15.35	Sales

Each Obligor shall, and each Obligor will procure that each of its Subsidiaries shall, provide its reasonable assistance to facilitate a Disposal.

15.36	State Aid Approval

Each Obligor shall, and each Obligor will procure that each of its Subsidiaries shall, at the request of the Secretary of State (including her representatives, advisers and nominees), take any action, or refrain from taking any action, reasonably so requested in connection with the terms of any relevant state aid approval by the European Commission.

15.37	Management Meetings

Each month (or at any other time specified by the Secretary of State on not less than 5 Business Days notice), each Obligor shall make available such of its directors and officers as the Secretary of State specifies, to meet the Secretary of State’s representatives, advisers or nominees to discuss any matter in relation to the business and operations of the Group including, without limitation, the latest management accounts delivered pursuant to Clause 15.5(A) (Management Accounts) and monthly report delivered pursuant to Clause 15.5(N) (Monthly Report). The date and time of, and agenda for, such meetings will be agreed in advance of any meeting by those attending that meeting. The agenda for the monthly meeting held on or about 30th September, 2003 and 31st March, 2004 will include a review of the terms of this Agreement and any amendment necessary to it.

16.	DEFAULT

16.1	Events of Default

Each of the events set out in this Clause 16 is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

16.2	Non-payment

Any Obligor fails to pay any sum due from it under the Finance Documents in the currency, at the time and in the manner stipulated.

16.3	(Intentionally left blank)

16.4	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 16.2 (Non-payment) and such default, if capable of remedy, is not remedied within 7 days of the date on which that Obligor receives a notice from the Secretary of State requiring remedy.

16.5	Misrepresentation

A representation or warranty made or repeated (or deemed repeated) by or in respect of any Obligor in any Finance Document or in any written notice, certificate or statement referred to in or delivered by an Obligor under any Finance Document is or proves to have been incorrect or misleading in any material respect and such misrepresentation, if capable of remedy, is not remedied within 7 days after the date on which that Obligor receives notice from the Secretary of State requiring remedy.

16.6	Cross-default

(A)	Any Borrowed Money of any Obligor or any Material Subsidiary is not paid when due and payable (or within any originally applicable grace period); or

(B)	any Borrowed Money of any Obligor or any Material Subsidiary becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due and payable (taking account of any originally applicable grace period); or

(C)	any creditor of any Obligor or any Material Subsidiary becomes entitled to declare any Borrowed Money due and payable prior to the date when it would otherwise have become due and payable (taking account of any originally applicable grace period), other than as a result of any event described in or equivalent to that described in Clause 16.8 or any event of default triggered by any material adverse change relating to the financial condition, ability of obligors to meet payment obligations or satisfy financial covenants, in the case of (B) and (C), as a result of any default or event of default (howsoever described) on the part of that Obligor or Material Subsidiary;

(D)	in relation to any interest rate, currency swap, forward exchange contract, other hedging arrangement, derivative or similar transaction to which an Obligor or any Material Subsidiary is party for the time being (other than any contract for the sale or purchase of electricity), the Obligor or Material Subsidiary fails to make payment of any sum on its due date; or

(E)	other than as a result of any event described in or equivalent to that described in Clause 16.8 or any event of default triggered by any material adverse change relating to the financial condition or ability of Obligors to meet payment obligations or satisfy financial covenants, any relevant counterparty becomes entitled to terminate early any such transaction referred to in paragraph (D) above by reason of default or event of default (howsoever described) on the part of the Obligor or any Material Subsidiary giving rise to a liability of that Obligor or relevant Material Subsidiary to such counterparty (calculated at any time when such counterparty is so entitled, by reference to prevailing market conditions on such date), unless the aggregate amount of such Borrowed Money referred to in paragraphs (A) to (C) (inclusive), such sum referred to in paragraph (D) and such liability referred to in paragraph (E) above does not exceed £5,000,000 (or its equivalent in other currencies).

16.7	Legal process

Any judgment or order in an amount of not less than £5,000,000 (or its equivalent in any other currencies) or any judgements or orders in an aggregate amount of not less than £10,000,000 (or its equivalent in any other currencies) is made against any Obligor or any Material Subsidiary or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any material part of the undertakings, assets, rights or revenues of any Obligor or any Material Subsidiary.

16.8	Insolvency

Any Obligor or any Material Subsidiary is deemed unable to pay its debts within the meaning of section 123(1)(a), (b) or (e) of the Insolvency Act 1986 or otherwise becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so.

16.9	Winding up

Any petition is presented or other step is taken for the purpose of winding up any Obligor or any Material Subsidiary (not being a petition which is frivolous, vexatious or an abuse of the process of the court) or an order is made or resolution passed for the winding up of any Obligor or any Material Subsidiary or convening a meeting for the purpose of passing any such resolution.

16.10	Administration

(A)	Any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Obligor or any Material Subsidiary (not being a petition which is frivolous, vexatious or an abuse of the process of the court).

(B)	Any administration order is made in relation to any Obligor or any Material Subsidiary.

16.11	Appointment of receivers and managers

Any administrative or other receiver is appointed to any Obligor or any Material Subsidiary or any part of their respective assets and/or undertakings or any other steps are taken to enforce any Security Interest over all or any part of the assets of any Obligor or any Material Subsidiary.

16.12	Compositions

Any steps are taken, or negotiations commenced, by any Obligor or any Material Subsidiary with a view to proposing any kind of composition, compromise or arrangement involving such company and all or any class of its creditors unless such negotiations are commenced pursuant to Clause 20.1 (Restructuring Proposals).

16.13	Analogous proceedings

There occurs, in relation to any Obligor or any Material Subsidiary, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their respective assets is subject, any event which in that country or territory corresponds with, or has an effect equivalent or similar to, any of those mentioned in Clauses 16.9 to 16.12 (inclusive).

16.14	Cessation of business

Any Obligor or any Material Subsidiary suspends or ceases or threatens to suspend or cease to carry on their respective businesses.

16.15	Litigation

Any litigation, arbitration or administrative proceedings against or involving any member of the Group is determined against such member of the Group and is reasonably likely to have a Material Adverse Effect.

16.16	Seizure

All or any part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any Obligor or any Material Subsidiary are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government.

16.17	Change of Control

Any single person, or group of persons acting in concert acquires 30 per cent. or more in nominal value of the equity share capital of the Company.

16.18	Unlawfulness

It becomes unlawful at any time for any Obligor to perform all or any of its obligations under this Agreement.

16.19	Licences

(A)	any Licence is revoked, cancelled (including the enactment of any law revoking or cancelling any Licence) or surrendered (or any notice of revocation is issued in respect of any Licence) other than in circumstances where a new replacement Licence takes effect immediately following such revocation, cancellation or surrender or where such revocation, cancellation or surrender results from an internal reorganisation of the Group or the disposal of any property; or

(B)	any Licence is materially modified or, in the case of any replacement Licence contemplated by Clause 16.19(A), the terms and conditions of such replacement Licence differ in a material respect from those of the Licence it replaces, and such modification, or difference in terms and conditions, is reasonably likely to have a Material Adverse Effect.

16.20	Compliance with Electricity Act

An Obligor or any of its Subsidiaries fails to comply with a final order (within the meaning of section 25 of the Electricity Act 1989) or with a provisional order (within the meaning of that section) which has been confirmed under that section and in either case which has not been revoked under that section or the validity of which has not been questioned under section 27 of the 1989 Act and such failure to comply is reasonably likely to have a Material Adverse Effect.

16.21	Environmental Law

(A)	Without prejudice to Clause 16.19 (Licences), any member of the Group fails to comply with any Environmental Law or any Environmental Licence or an Environmental Claim is made against any member of the Group if, in any such case, such non-compliance or claim or consequences thereof is reasonably likely to have a Material Adverse Effect; or

(B)	As a result of any change in or the introduction of any Environmental Law, any of the obligations or liabilities of any Obligor in respect of the Finance Documents becomes subordinated to an extent considered material by the Secretary of State to the claims and rights of any competent agency of the United Kingdom, the European Community or of any other jurisdiction in which any member of the Group, is incorporated, owns property or assets or carries on any business or operations.

16.22	Material Contracts

Any person:

(A)	terminates, cancels or repudiates any Material Contract to which it is a party or takes any action with regard to any such Material Contract or any other event occurs or circumstances exist which cause the same not to be in full force and effect; or

(B)	any modification is made to a Material Contract in accordance with its terms or the enactment of any law terminating or modifying a Material Contract,

which termination, cancellation, modification, repudiation or other action, event or circumstances is reasonably likely to have a Material Adverse Effect.

16.23	Decommissioning Fund

There occurs any change to the terms governing the Decommissioning Fund which is reasonably likely to have a Material Adverse Effect.

16.24	Grid Code

There occurs any change to the Grid Code, the Scottish Grid Code, the Scottish Distribution Use of Systems Contract or the connection agreements with Scottish Power UK plc which change is reasonably likely to have a Material Adverse Effect.

16.25	Change to insurance arrangements

(A)	There occurs any material reduction (when compared to the position as at the date of this Agreement) in the amount that H.M. Government or other signatories to the Paris Convention on Third Party Liability in the Field of Nuclear Energy and the Brussels Convention Supplementary to the Paris Convention undertake to provide as additional funds per site per incident over and above the amount the Obligors or their Subsidiaries must provide by way of insurance per site per incident, and the Obligors do not in accordance with Clause 15.13 (Insurance) obtain insurance cover or other arrangements in respect of the full amount of such reduction in such additional funds are not entered into; or

(B)	the Nuclear Installations Act 1965 is amended so as to remove the discretion of Parliament in section 16 of that Act to provide further funds over and above those referred to in paragraph (A) above and is not replaced by a substantially similar provision for such discretion in some other law or regulation.

16.26	INES Incident

There occurs a Level 3 or above incident under the International Nuclear Event Scale developed by the International Atomic Energy Agency involving any member of the Group.

16.27	Repudiation

An Obligor repudiates any Finance Document or does or causes or permits to be done any act or thing evidencing an intention to repudiate a Finance Document.

16.28	(Intentionally left blank)

16.29	Compliance with laws and regulations

(A)	An Obligor fails to comply, or fails to procure that its Subsidiaries comply, to an extent which is reasonably likely to have a Material Adverse Effect:

(i)	with the terms and conditions of any applicable laws and regulations; or

(ii)	with any agreements, licences or concession material to the carrying on of their business.

(B)	An Obligor fails to comply, or fails to procure that its Subsidiaries comply, with the New Electricity Trading Arrangements, including the provisions of the Balancing and Settlement Code and the Connection and Use of System Code or any decision is taken to suspend or expel any member of the Group under the Balancing and Settlement Code or the Connection and Use of System Code.

(C)	An Obligor fails to comply, or fails to procure that its Subsidiaries comply, with the Grid Code.

(D)	An Obligor fails to comply, or fails to procure that its Subsidiaries comply, with the Scottish Grid Code, the Scottish Distribution Use of Systems Contract and the connection agreements with Scottish Power UK plc.

(E)	A Level 1 or Level 2 credit default occurs in relation to any member of the Group under the Balancing and Settlement Code.

16.30	Material events

On or after the date of this Agreement, any event occurs or circumstance arises which is reasonably likely to result in a material and adverse change in the financial condition of the Obligors (taken together).

16.31	Acceleration

On and at any time after the occurrence of an Event of Default the Secretary of State may by notice to the Company:

(A)	cancel, in whole or in part, her obligation (if any) to make the Facilities available to the Borrowers (or any of them); and/or

(B)	demand payment in respect of any Deposit under the indemnity contained in Clause 7.2 (Borrower’s indemnity) or under the undertakings in Clause 7.3 (Right to call for payment or collateral); and/or

(C)	demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(D)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Secretary of State.

16.32	Indemnification

(A)	Each Obligor agrees to fully indemnify and hold harmless the Secretary of State (and each of the persons referred to in paragraph (B) below) from and against all actions, claims, demands, proceedings, investigations, liabilities or judgements (collectively “claims”) and any and all losses, damages, costs, charges and expenses (collectively “losses” and including all costs and expenses connected with investigating, preparing for or defending any such claim) of whatever nature and in whatever jurisdiction and which refer or relate to or arise from, directly or indirectly:

(i)	any failure by any member of the Group to comply with any Environmental Law, any Environmental Licence, Licence or any other law, statute, regulation, code, consent, authorisation, licence or approval of any governmental or public bodies or authorities or courts which is applicable to such member of the Group; and/or

(ii)	any Default by any Obligor; and/or

(iii)	the exercise, purported exercise or failure to exercise any of the rights or powers conferred under this Agreement or any Finance Document.

(B)	The references to the Secretary of State in paragraph (A) above include any agents, attorneys, employees and advisers working for or on behalf of the Secretary of State and this indemnity is given to the Secretary of State for the Secretary of State’s own account and as trustee for the benefit of such persons.

(C)	The indemnity under this Clause 16.32 shall survive termination of this Agreement.

17.	CHANGES TO THE OBLIGORS

17.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under any Finance Document.

17.2	Additional Obligors

(A)	The Company may request that any of its Subsidiaries become an Additional Borrower or an Additional Guarantor. If the Secretary of State in her discretion so agrees, that Subsidiary shall become an Additional Borrower or an Additional Guarantor, as applicable, if:

(i)	the Company delivers to the Secretary of State a duty completed and executed Accession Letter;

(ii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower or an Additional Guarantor; and

(iii)	the Secretary of State has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower or Additional Guarantor, each in form and substance satisfactory to the Secretary of State.

(B)	The Secretary of State shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

17.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant new Obligor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

18.	ADDITIONAL INDEMNITIES

The Company shall (or shall procure that a Borrower will), within three Business Days of demand, indemnify the Secretary of State against any cost, loss or liability incurred by the Secretary of State as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by a Borrower to pay any amount due under a Finance Document on its due date (including the making of any payment prior to its due date); or

(C)	funding, or making arrangements to fund, a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement.

19.	REFINANCING

Following any notification from the Secretary of State that she is invoking the provisions of this Clause 19:

(A)	the Obligors shall use best endeavours to procure, within any timetable set by the Secretary of State, the replacement in whole or in part of the facilities under this Agreement with other Government-backed financial arrangements for the provision of working capital and credit support to the Obligors by one or more banks or financial institutions. Such facilities are to be on terms acceptable to the Secretary of State in her sole discretion;

(B) (i)	the Obligors (acting reasonably) and the Secretary of State shall, within any timetable set by the Secretary of State, agree any amendments to this Agreement which are necessary to replace Facilities B and C in whole or in part with a guarantee facility provided by the Secretary of State; and

(ii)	each Borrower which has procured a Deposit shall use its best endeavours to procure, or assist the Secretary of State in procuring, that the Deposit is released from the Security Interests created pursuant to any Deed of Charge so that the Secretary of State is able to withdraw that Deposit, together with all interest accrued thereon and any other amounts due in respect thereof free of all Security Interests in favour of the relevant beneficiary and that such Deed of Charge is replaced by way of alternative security with a guarantee from the Secretary of State.

20.	RESTRUCTURING PROPOSALS

20.1	Restructuring Proposals

(A)	Each Obligor shall enter into negotiations with any one or more of the Financial Creditors and use its reasonable endeavours to reach agreements in accordance with the Restructuring Proposals with such Financial Creditors by 30th September, 2003.

(B)	No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any offer, agree any compromise or enter into any other agreement (in accordance with the Restructuring Proposals or otherwise) in relation to any amounts owed to any of the Financial Creditors without the prior written consent of the Secretary of State.

20.2	Information

Without prejudice to Clause 15.5(J) (Material Communications) or 15.31 (Announcements and Communications), each Obligor will, and will procure that each of its Subsidiaries will, give to the Secretary of State a copy of all correspondence, documents, communications and other information in relation to any negotiations with any of the Financial Creditors conducted pursuant to Clause 20.1 (Restructuring Proposals).

20.3	Participation in Negotiations

The Secretary of State shall be entitled to participate in any negotiations conducted pursuant to Clause 20.1 (Restructuring Proposals) and in any communications arising from such negotiations.

21.	COSTS AND EXPENSES

21.1	Transaction expenses

The Company shall promptly on demand pay the Secretary of State the amount of all costs and expenses (including legal fees) reasonably incurred by her in connection with:

(A)	the negotiation, preparation and execution of the Interim Facility and any other documents referred to in, or entered into in connection with, the Interim Facility, including all costs and expenses incurred by or on behalf of the Secretary of State in connection with establishing any Interim Deposit, issuing any deed of charge, procuring any letter of credit or otherwise in relation to such arrangements which has not been repaid by way of commission under the Interim Facility;

(B)	the negotiation, preparation and execution of this Agreement (including any amendment or extension of this Agreement) and any other documents referred to in, or entered into in connection with, this Agreement;

(C)	the negotiation, preparation and execution of any other Finance Documents executed on or after the date of this Agreement;

(D)	the negotiation, preparation and implementation of the Restructuring Agreements and any other document referred to in, or entered into in connection with, any Restructuring Agreement to the extent incurred after 7th March, 2003; and

(E)	the negotiation and implementation of the Restructuring Proposals to the extent incurred after 7th March, 2003,

subject, in the case of paragraphs (D) and (E) above only, to any cap agreed by the Secretary of State and the Company from time to time.

21.2	Amendment costs

If a Borrower requests an amendment, waiver or consent, the Company shall, within three Business Days of demand, reimburse the Secretary of State for the amount of all costs and expenses (including legal fees) reasonably incurred by the Secretary of State in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to the Secretary of State the amount of all costs and expenses (including legal fees) incurred by the Secretary of State in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

22.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

23.	NOTICES

23.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(A)	if by letter, when delivered personally or on actual receipt;

(B)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. Any facsimile message to the Secretary of State shall be confirmed in writing, but failure to comply with this requirement shall not invalidate the relevant facsimile message.

23.2	Addresses for notices

(A)	All notices and other communications to the Secretary of State shall be addressed to:

The Department of Trade and Industry
One Victoria Street
London SW1H 0ET

Fax: 020 7215 0138
Attention: Iain Ure

or to such other address or fax number or for the attention of such other person or department as the Secretary of State has notified to the Company by not less than five Business Days’ notice.

(B)	The address and facsimile number(s) of the Obligors are all to care of the Company at:

3 Redwood Crescent
Peel Park
East Kilbride
G74 5PR

Facsimile: 013 5526 2567
Attention: The Group Treasurer

or to such other address or fax number or for the attention of such other person or department as the Borrowers may notify to the other Parties by not less than five Business Days’ notice.

24.	JURISDICTION

24.1	Submission

For the benefit of the Secretary of State, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

24.2	Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

(A)	irrevocably appoints BEG as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(B)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(C)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 23.2 (Addresses for notices).

24.3	Forum convenience and enforcement abroad

Each Obligor:

(A)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(B)	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

24.4	Non-exclusivity

Nothing in this Clause 24 limits the right of the Secretary of State to bring proceedings against an Obligor in connection with any Finance Document:

(A)	in any other court of competent jurisdiction; or

(B)	concurrently in more than one jurisdiction.

25.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART I

BORROWERS

British Energy plc	(Registered nos. SC162273)
British Energy Generation (UK ) Limited	(Registered No. SC117121)

British Energy Power and Energy Trading Limited	(Registered nos. SC200887)

British Energy Generation Limited	(Registered No. 3076445)

SCHEDULE 1

PART II

GUARANTORS

British Energy plc	(Registered No. SC162273)

British Energy Generation (UK) Limited	(Registered No. SC117121)

British Energy Generation Limited	(Registered No. 3076445)

British Energy Power and Energy Trading Limited	(Registered No. SC 200887)

British Energy Investment Limited	(Registered No. SC 173730)

District Energy Limited	(Registered No. 2362017)

British Energy International Holdings Limited	(Registered No. SC 138614)

British Energy US Holdings Inc.

British Energy L.P.

SCHEDULE 2

PART I

CONDITIONS PRECEDENT DOCUMENTS

1.	All Obligors

A certificate of an authorised signatory of each Obligor certifying that each copy constitutional document provided as a condition precedent to utilisation under the Interim Facility Agreement remains correct, complete and in full force and effect at the date of this Agreement.

2.	Borrowers

(A)	A copy of a resolution of the board of directors of each Borrower (or of a Committee of that board, accompanied by a copy of a resolution of that board appointing the relevant Committee):

(i)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents and resolving that it execute this Agreement and those Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute this Agreement and those Finance Documents to which it is a party; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including Requests) to be signed and/or despatched by it under or in connection with this Agreement and the other Finance Documents;

(B)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (A) above;

(C)	a certificate of an authorised signatory of each Borrower certifying that each copy document specified in this paragraph 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	Guarantors

(A)	A copy of a resolution of the board of directors of each Guarantor (or of a Committee of that board, accompanied by a copy of a resolution of that board appointing the relevant Committee):

(i)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents and resolving that it execute this Agreement and those Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute this Agreement and those Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement and the other Finance Documents;

(B)	a certificate of an authorised signatory of each Borrower certifying that each copy document specified in this paragraph 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(C)	a copy of a resolution of the shareholders of each Obligor (other than the Company) of the guarantees and security to be provided by that Company pursuant to the Finance Documents.

4.	Legal opinions

(A)	A legal opinion of English legal advisers to British Energy PLC, substantially in the form of Schedule 4, Part 1, addressed to the Secretary of State.

(B)	A legal opinion of Scottish legal advisers to British Energy PLC, substantially in the form of Schedule 4, Part II, addressed to the Secretary of State.

(C)	A legal opinion of U.S. legal advisers to British Energy PLC, substantially in the form of Schedule 4, Part III addressed to the Secretary of State.

5.	Security Documents

(A)	The following documents in agreed form duly executed and delivered by all parties thereto:

(i)	the Debenture;

(ii)	the Share Mortgages

(iii)	any other Security Documents (provided that the Parties acknowledge that the security to be provided by British Energy US Holdings Inc. will be in a form satisfactory to the Secretary of State save that the terms of such security will state that it shall not be effective to any extent that it would cause a material breach of any contract on the part of a Member of the Group).

(B)	The security notices, releases. consents necessary for the security to become effective.

(C)	Share certificates in relation to those shares subject to the Share Mortgages together with:

(i)	stamped executed stock transfer forms in favour of the Secretary of States or her nominee or other relevant transfer documents in relation to those shares; and

(ii)	a certified extract of the register of members of each company whose shares are subject to a legal mortgage, updated to reflect the stock transfers referred to in (i) above.

6.	Company searches

A search of each Obligor’s register of mortgages and charges and company file at the Companies Registry or Register showing, amongst other things, no Security Interests (other than Permitted Security Interests) and no appointment of (or presentation of any petition in relation to any appointment of) a receiver, liquidator or administrator.

7.	Other documents

(A)	A list of all Subsidiaries of the Company on the date of this Agreement.

(B)	A copy of the Trading Manuals and Guidelines.

(C)	A statement of anticipated cash and collateral requirements referred to in Clause 14.7(B) (Financial Statements).

(D)	The information to be provided to the Secretary of State under Clause 15.5 (Information to be Provided) on the date of this Agreement:

(i)	Borrowing Lines under paragraph (D);

(ii)	Weekly Report under paragraph (H);

(iii)	Schedule of trading counterparties and future Utilisations under paragraph (I).

(E)	The Original Group Accounts.

SCHEDULE 2

PART II

CONDITIONS PRECEDENT DOCUMENTS

FOR ADDITIONAL OBLIGORS

In respect of each proposed Additional Obligor

(A)	A copy of a resolution of the board of directors of that company (or a Committee of that board, accompanied by a copy of a resolution of that board appointing the relevant Committee):

(i)	approving the terms of this Agreement and of the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter.

(iii)	authorising a specified person or persons on its behalf to sign and/or despatch all other documents and notices (including Requests) to be signed and/or despatched by it in accordance with this Agreement.

(B)	A copy of the memorandum and articles of association and certificate of incorporation of the Additional Obligor.

(C)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (A) above.

(D)	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document specified in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(E)	Any additional documents required by the Secretary of State to enable the Secretary of State to be granted security on terms satisfactory to her, including Security Documents.

(F)	Such other documents and legal opinions as the Secretary of State may reasonably require.

SCHEDULE 3

PART I

FORM OF LOAN REQUEST

To:        The Secretary of State for Trade and Industry

From:    [Relevant Borrower]

Date: [                     ]

British Energy plc Revolving Credit Facility dated [    ] September, 2002 (as amended)

1.	We wish to borrow a Loan as follows:

(a)	Facility B

(b)	Utilisation Date: [ ]

(c)	Amount: [ ]

(c)	Interest Period: [ ]

(c)	Payment instructions: [ ]

(f)	Proposed use of loan (in reasonable detail): [ ]

2.	We attach the latest Weekly Report (unless previously provided) prepared pursuant to Clause 15.5 of the Agreement together with copies of such documents as are necessary or desirable to explain the proposed use of the requested Loan and to enable the Secretary of State to determine whether such usage would be for an Approved Working Capital Purpose. We undertake to apply any Loan made only for an Approved Working Capital Purpose.

3.	We confirm that each condition specified in Clause 4.2(A), (B) and (E) (Further conditions precedent) is satisfied on the date of this Request.

By:

[RELEVANT BORROWER]

Authorised Signatory

SCHEDULE 3

PART II

FORM OF DEPOSIT REQUEST

To:        The Secretary of State for Trade and Industry

From:    [Relevant Borrower]

Date: [                    ]

British Energy plc Revolving Credit Facility dated [    ] September, 2002 (as amended)

1.	We request that the Secretary of State make a deposit as follows:

(a)	Utilisation Date: [ ]

(b)	Amount and currency: [ ]

(c)	Beneficiary: [ ]

(d)	Details of contractual or other requirement for the provision of collateral in favour of the proposed Beneficiary: [ ]

(e)	Deposit Bank: [ ]

(f)	Facility [A/B]

2.	We attach the latest Weekly Report (unless previously provided) together with [(i) a copy of our contract with the proposed beneficiary under which we are required to procure the provision of cash collateral][if applicable]; and (ii)] copies of such other documents as are necessary or desirable to explain the purpose of the proposed Deposit and to enable the Secretary of State to determine whether the making of a Deposit secured for the benefit of the proposed beneficiary would be made for an Approved Beneficiary, including a summary of relevant negotiations undertaken or in progress with the proposed beneficiary.

3.	We confirm that each condition specified in Clause 4.2(A), (B) and (E) (Further conditions precedent) is satisfied on the date of this Request and that the transaction to be supported by the Deposit requested hereunder will [if concluded] be effected and conducted in accordance with all applicable law, regulation and contractual documentation.

By:

[RELEVANT BORROWER]

Authorised Signatory

SCHEDULE 4

PART I

FORM OF LEGAL OPINION OF CLIFFORD CHANCE

Form agreed by Clifford Chance and Slaughter and May.

SCHEDULE 4

PART II

FORM OF LEGAL OPINION OF SCOTTISH LAWYERS

Form agreed by Clifford Chance and Slaughter and May.

SCHEDULE 4

PART III

FORM OF LEGAL OPINION OF US LAWYERS

Form agreed by Clifford Chance and Slaughter and May.

SCHEDULE 5

FORM OF DEED OF CHARGE

PART I

THIS CHARGE ON CASH DEPOSIT dated [            ] 2003 is made as a deed

BY

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London, SW1H 0ET (the “Chargor”) in favour of [                    ] (the “Chargee”).

NOW THIS DEED WITNESSES as follows:-

1.	Definitions

In this deed:-

“Account” means the account (number [                    ] designated “Secretary of State for Trade and Industry Re: [name of Chargee]”) of the Chargor opened by the Chargor at the request of BE Company with the Deposit Bank, and includes any renewal or re-designation thereof.

“BE Company” means [                    ].

“Charge” means all or any of the Security created, or which may at any time be created, by or pursuant to this deed.

“Charge Period” means the period from and including the date of this deed to and including the earlier of:

(A)	the date on which alternative Security, or a guarantee, letter of credit or any other credit support (however described) from a person, reasonably acceptable to the Chargee or otherwise sufficient under the terms of the Trading Contract has been provided in substitution for this deed;

(B)	the date on which no collateral, guarantee, letter of credit or other credit support (however described) is required to be provided or procured by BE Company under the Trading Contract; and

(C)	the date on which no Transactions are outstanding.

“Deposit” means the sum of £ [            ] credited, or to be credited, to the Account and any further sums from time to time standing to the credit of the Account (as such sums may be reduced in accordance with clause 11.2), and, subject to clause 3.2, all entitlements to interest and other Rights from time to time accruing to or arising in connection with such sums, and the debt represented thereby.

“Deposit Bank” means HSBC Bank plc, Poultry & Princess Street Branch, of c/o Mr D. M. Phillips, 27-32 Poultry, London, EC2P 2BX.

“Event of Default” means a failure by BE Company during the Charge Period only to pay when due and payable (subject to any applicable grace period) any amount payable by it to the Chargee under the Trading Contract.

“Facility Agreement” means the facility agreement dated 9th September 2002 between (amongst others) British Energy plc and the Chargor.

“Rights” means rights, benefits, powers, privileges, authorities, discretions and remedies (in each case, of any nature whatsoever).

“Secured Sums” means all moneys and liabilities which become due and payable to the Chargee from or by BE Company under the Trading Contract on or prior to the last day of the Charge Period.

“Security” means any mortgage, fixed or floating charge, encumbrance, lien (other than as may arise by operation of law), pledge, hypothecation or assignment by way of security and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any “hold back” or “flawed asset” arrangement).

“Trading Contract” means the contract specified in Schedule 1 and all transaction(s) entered into between BE Company and the Chargee under that contract (the “Transactions”).

1.	Charge

The Chargor, as continuing security for the payment and discharge of all Secured Sums, charges the Deposit by way of first fixed charge in favour of the Chargee subject to the terms of this deed.

2.	Withdrawals and Interest

2.1	No Withdrawals

Subject to clauses 3.2 and 11.2, except with the prior written consent of the Chargee during the Charge Period the Chargor shall not withdraw all or any part of the Deposit.

2.2	Interest

Prior to the occurrence of an Event of Default, interest earned on the Deposit shall be for the account of the Chargor who shall be entitled to withdraw and retain all interest earned on the Deposit at any time prior to the occurrence of an Event of Default.

3.	Instructions to Deposit Bank

The Chargor irrevocably authorises the Chargee following the occurrence of an Event of Default to give the Deposit Bank all instructions and notices which the Chargee may from time to time and in its absolute and uncontrolled discretion consider necessary or appropriate in relation to any of the matters contemplated by this deed including, but without limitation, the enforcement of the Charge provided that in each case the action required to be taken by the Deposit Bank would comply with all applicable laws and regulations. The Chargor shall do such things as the Chargee may reasonably require to ensure that the Chargee can exercise its rights under this clause.

4.	Representations and Warranties

The Chargor represents and warrants to the Chargee that:-

(A)	it is the legal and beneficial owner of the Deposit;

(B)	no Security (other than the Charge) exists on, over or with respect to the Deposit or any part thereof;

(C)	it has not sold, transferred, assigned, parted with its interest in, closed or otherwise disposed of or dealt with the Account or the Deposit or any part thereof, or agreed to do any of the foregoing (otherwise than pursuant to this deed);

(D)	it has the power to enter into, and perform and comply with its obligations under, this deed, and to create the Charge;

(E)	all actions, conditions and things required to be taken, fulfilled and done in order to (i) enable the Chargor lawfully to enter into, and perform and comply with its obligations under, this deed, (ii) ensure that those obligations are valid, legal, binding and enforceable, (iii) permit the creation of the Charge and ensure that (subject to all necessary registrations thereof being made) the Charge is a valid, legal, binding and enforceable first fixed charge over the Deposit, and (iv) make this deed admissible in evidence in the courts of England, have been taken, fulfilled and done; and

(F)	the obligations of the Chargor under this deed and (subject to all necessary registrations thereof being made) the Charge are and will be until fully discharged valid, legal, binding and enforceable and the Charge constitutes a first fixed charge over the Deposit.

5.	Covenants

The Chargor shall:-

(A)	not create, attempt to create or permit to subsist any Security (other than the Charge) on, over or with respect to the Deposit or any part thereof;

(B)	not sell, transfer, assign, part with its interest in, close or otherwise dispose of or deal with, the Account or the Deposit or any part thereof, or agree to do any of the foregoing (otherwise than pursuant to this deed);

(C)	take all action within its power to procure, maintain in effect and comply with all the terms and conditions of all approvals, authorisations, consents and registrations necessary or appropriate for anything provided for on its part in this deed; and

(D)	ensure that the Charge will at all times be a legally valid and binding first fixed charge over the Deposit.

6.	Enforcement

6.1	Appropriation of Deposit

Upon the occurrence of an Event of Default, the Chargee shall be entitled, and is hereby irrevocably and unconditionally authorised, without giving prior notice to the Chargor or obtaining the consent of the Chargor, during the Charge Period only to require payment by the Deposit Bank to the Chargee of such part of the Deposit as is equal to the Secured Sums which have become due and payable and to appropriate the same in or towards payment of such Secured Sums or any part thereof.

6.2	Fixed period

Clause 7.1 shall apply notwithstanding that the Deposit or any part of it may have been made or deposited for a fixed period and that that period may not have expired.

7.	Continuing Security

The Charge shall until the end of the Charge Period be a continuing security for the Secured Sums and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account (whether or not any Secured Sums remain outstanding thereafter) or any other matter or thing whatsoever.

8.	Other Security

The Charge shall be in addition to and shall not be prejudiced by any other Security or any guarantee or indemnity or other document which the Chargee may at any time hold for the payment of the Secured Sums.

9.	Charge not to be Affected

Without prejudice to clauses 7 and 8, neither the Charge nor the liability of the Chargor for the Secured Sums shall be prejudiced or affected by anything done or omitted or neglected to be done by the Chargee or any other person or any other dealing, fact, matter or thing which, but for this provision, might operate to prejudice or affect the liability of the Chargor for the Secured Sums.

10.	Changes to the Deposit

10.1	Full Release

(A)	Immediately upon the expiry of the Charge Period, the Deposit shall be released from the Charge and all the rights and obligations of the Chargee under or in connection with this deed shall terminate. Upon such release and termination:

(i)	the Chargee shall have no further rights, liabilities or obligations under this deed, save that such release and termination shall not affect any rights, liabilities or obligations of the Chargee with respect to any obligations due to be performed on or prior to the last day of the Charge Period; and

(ii)	the Chargee shall at the request of the Chargor execute such deeds and do all such acts and things as may be necessary to release the Deposit from the Charge.

(B)	Without limiting clause 11.1(A), if the Chargee is satisfied that all Secured Sums have been paid or discharged in full then the Chargee shall at the request of the Chargor execute such deeds and do all such acts and things as may be necessary to release the Deposit from the Charge.

10.2	Partial Release

Prior to the occurrence of an Event of Default, the Chargee is required to:

(A)	determine in accordance with standard market practice or as may otherwise be provided in the Trading Contract at the close of business on Friday of each week the amount of collateral or credit support (the “Determined Amount”) reasonably required to be provided or procured by BE Company in relation to Transactions outstanding under the Trading Contract at that time or, having regard to anticipated trading levels and market volatility, reasonably likely to be required to be provided or procured by BE Company in relation to the Trading Contract in respect of Transactions entered into during the course of the following week; and

(B)	notify the Determined Amount to the Chargor no later than close of business on the following Monday.

If the Determined Amount is less than the amount of the Deposit by not less than £[•], then prior to the occurrence of an Event of Default, the Chargor shall be entitled to withdraw and retain the amount by which the Determined Amount is less than the amount of the Deposit.

10.3	Increase

Without any obligation arising on the part of the Chargor in favour of the Chargee or any other person, the Chargor confirms that the Facility Agreement contemplates that further amounts may in the future be added to the Deposit upon delivery of a request to the Chargor by or on behalf of BE Company, subject always to the terms and conditions governing the Facility Agreement including, without limitation, the need for the Chargor to be satisfied as to the appropriateness of the amount to be added to the Deposit.

11.	Limited Recourse

Recourse against or to the Chargor in respect of the Secured Sums is in all cases limited to the Deposit. In the event that the Secured Sums exceed the amount of the Deposit and if the Chargee would otherwise have any right to claim payment from the Chargor of any amount exceeding the amount of the Deposit, such right shall be automatically extinguished.

12.	Communications

12.1	Communications to be in Writing

Any communication given or made under or in connection with the matters contemplated by this deed shall be by fax or letter and will be effective on actual receipt in legible form.

12.2	Chargor’s details

The relevant details for notices to the Chargor are:-

Addressee	Address	Fax No.
The Department of Trade and Industry. Attention: Curtis Juman	One Victoria Street London, SW1H 0ET	020 7215 6357

13.	Contracts (Rights of Third Parties) Act 1999

This deed confers a benefit on the Chargee and is intended to be enforceable by the Chargee by virtue of the Contracts (Rights of Third Parties) Act 1999. Save as expressly provided in this clause, a person who is not a party to this deed shall have no right to enforce any of its terms by virtue of the Contracts (Rights of Third Parties) Act 1999.

14.	Governing Law

This deed shall be governed by and construed in accordance with English law.

15.	Waiver of Sovereign Immunity

(A)	The Chargor consents generally to the issue of any process in connection with any proceedings, suits or actions arising out of or in connection with this deed (“Proceedings”) and to the giving of any type of relief or remedy against it, including the making, enforcement or execution against the Deposit of any order or judgment.

(B)	If Chargor or the Deposit is entitled in any jurisdiction to any immunity from service of process or of other documents relating to Proceedings, or to any immunity from jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or other legal process, this is irrevocably waived to the fullest extent permitted by the law of that jurisdiction.

IN WITNESS WHEREOF the Chargor has executed this document as a deed the day and year first before written.

SCHEDULE 1

Contract

Date	Parties		Contract Description
[ ]	[	]	[	]

The Corporate Seal of the SECRETARY OF STATE FOR TRADE & INDUSTRY hereto affixed is authorised by	An Official of the Department of Trade & Industry

SCHEDULE 5

FORM OF DEED OF CHARGE

PART II (Suppliers)

THIS CHARGE ON CASH DEPOSIT dated [            ] 2003 is made as a deed

BY

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of [                    ] (the “Chargor”) in favour of [                    ] (the “Chargee”).

NOW THIS DEED WITNESSES as follows:-

1.	Definitions

In this deed:-

“Account” means the [                    ] account (number [            ] designated “[                ]”) of the Chargor opened by the Chargor at the request of BE Company with the Deposit Bank, and includes any renewal or re-designation thereof.

“BE Company” means [                    ].

“Charge” means all or any of the Security created, or which may at any time be created, by or pursuant to this deed.

“Charge Period” means the period from and including the date of this deed to and including the earlier of:

(A)	the date on which alternative Security, or a guarantee or a letter of credit from a person, reasonably acceptable to the Chargee has been provided in substitution for this deed;

(B)	[DATE] or such earlier date notified by the Chargor on [ ] business days’ prior written notice; and

(C)	the date on which all Secured Sums have been paid and/or discharged in full.

“Deposit” means the sum of £[        ] credited, or to be credited, to the Account and any further sums from time to time standing to the credit of the Account (as such sums may be reduced in accordance with clause 11.2), and, subject to clause 3.2, all entitlements to interest and other Rights from time to time accruing to or arising in connection with such sums, and the debt represented thereby.

“Deposit Bank” means [                    ] of [                    ].

“Event of Default” means a failure by BE Company during the Charge Period only to pay when due and payable (subject to any applicable grace period) any amount payable by it to the Chargee under any Trading Contract.

“Rights” means rights, benefits, powers, privileges, authorities, discretions and remedies (in each case, of any nature whatsoever).

“Secured Sums” means all moneys and liabilities which become due and payable to the Chargee from or by BE Company under the Trading Contracts (or any of them) on or prior to the last day of the Charge Period.

“Security” means any mortgage, fixed or floating charge, encumbrance, lien (other than as may arise by operation of law), pledge, hypothecation or assignment by way of security and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any “hold back” or “flawed asset” arrangement).

“Trading Contracts” means the contracts specified in Schedule 1 (as the same may be varied, amended or supplemented by written agreement between the parties thereto from time to time) and all transaction(s) entered into between BE Company and the Chargee under any of those contracts (the “Transactions”).

2.	Charge

The Chargor, as continuing security for the payment and discharge of all Secured Sums, charges the Deposit by way of first fixed charge in favour of the Chargee subject to the terms of this deed.

3.	Withdrawals and Interest

3.1	No Withdrawals

Except with the prior written consent of the Chargee and subject to clauses 2.2 and 10.2, during the Charge Period the Chargor shall not withdraw all or any part of the Deposit.

3.2	Interest

Prior to the occurrence of an Event of Default, interest earned on the Deposit shall be for the account of the Chargor who shall be entitled to withdraw and retain all interest earned on the Deposit at any time prior to the occurrence of an Event of Default.

4.	Instructions to Deposit Bank

The Chargor irrevocably authorises the Chargee following the occurrence of an Event of Default to give the Deposit Bank all instructions and notices which the Chargee may from time to time and in its absolute and uncontrolled discretion consider necessary or appropriate in relation to any of the matters contemplated by this deed including, but without limitation, the enforcement of the Charge provided that in each case the action required to be taken by the Deposit Bank would comply with all applicable laws and regulations. The Chargor shall do such things as the Chargee may reasonably require to ensure that the Chargee can exercise its rights under this clause.

5.	Representations and Warranties

The Chargor represents and warrants to the Chargee that:-

(A)	it is the legal and beneficial owner of the Deposit;

(B)	no Security (other than the Charge) exists on, over or with respect to the Deposit or any part thereof;

(C)	it has not sold, transferred, assigned, parted with its interest in, closed or otherwise disposed of or dealt with the Account or the Deposit or any part thereof, or agreed to do any of the foregoing (otherwise than pursuant to this deed);

(D)	it has the power to enter into, and perform and comply with its obligations under, this deed, and to create the Charge;

(E)	all actions, conditions and things required to be taken, fulfilled and done in order to (i) enable the Chargor lawfully to enter into, and perform and comply with its obligations under, this deed, (ii) ensure that those obligations are valid, legal, binding and enforceable, (iii) permit the creation of the Charge and ensure that (subject to all necessary registrations thereof being made) the Charge is a valid, legal, binding and enforceable first fixed charge over the Deposit, and (iv) make this deed admissible in evidence in the courts of England, have been taken, fulfilled and done; and

(F)	the obligations of the Chargor under this deed and (subject to all necessary registrations thereof being made) the Charge are and will be until fully discharged valid, legal, binding and enforceable and the Charge constitutes a first fixed charge over the Deposit.

6.	Covenants

The Chargor shall:-

(A)	not create, attempt to create or permit to subsist any Security (other than the Charge) on, over or with respect to the Deposit or any part thereof;

(B)	not sell, transfer, assign, part with its interest in, close or otherwise dispose of or deal with, the Account or the Deposit or any part thereof, or agree to do any of the foregoing (otherwise than pursuant to this deed);

(C)	take all action within its power to procure, maintain in effect and comply with all the terms and conditions of all approvals, authorisations, consents and registrations necessary or appropriate for anything provided for on its part in this deed; and

(D)	ensure that the Charge will at all times be a legally valid and binding first fixed charge over the Deposit.

7.	Enforcement

7.1	Appropriation of Deposit

Upon the occurrence of an Event of Default, the Chargee shall be entitled, and is hereby irrevocably and unconditionally authorised, without giving prior notice to the Chargor or obtaining the consent of the Chargor, during the Charge Period only to require payment by the Deposit Bank to the Chargee of such part of the Deposit as is equal to the Secured Sums which have become due and payable and to appropriate the same in or towards payment of such Secured Sums or any part thereof.

7.2	Fixed period

Clause 7.1 shall apply notwithstanding that the Deposit or any part of it may have been made or deposited for a fixed period and that that period may not have expired.

8.	Continuing Security

The Charge shall until the end of the Charge Period be a continuing security for the Secured Sums and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account (whether or not any Secured Sums remain outstanding thereafter) or any other matter or thing whatsoever.

9.	Other Security

The Charge shall be in addition to and shall not be prejudiced by any other Security or any guarantee or indemnity or other document which the Chargee may at any time hold for the payment of the Secured Sums.

10.	Charge not to be Affected

Without prejudice to clauses 8 and 9, neither the Charge nor the liability of the Chargor for the Secured Sums shall be prejudiced or affected by anything done or omitted or neglected to be done by the Chargee or any other person or any other dealing, fact, matter or thing which, but for this provision, might operate to prejudice or affect the liability of the Chargor for the Secured Sums including, without limitation, any variation of any of the Trading Contracts or any time, indulgence or waiver granted by the Chargee to the BE Company.

11.	Release of Deposit

11.1	Full Release

(A)	Immediately upon the expiry of the Charge Period, the Deposit shall be released from the Charge and all the rights and obligations of the Chargee under or in connection with this deed shall terminate. Upon such release and termination:

(i)	the Chargee shall have no further rights, liabilities or obligations under this deed, save that such release and termination shall not affect any rights, liabilities or obligations of the Chargee with respect to any obligations due to be performed on or prior to the last day of the Charge Period; and

(ii)	the Chargee shall at the request of the Chargor execute such deeds and do all such acts and things as may be necessary to release the Deposit from the Charge.

(B)	Without limiting clause 11.1(A), if the Chargee is satisfied that all Secured Sums have been paid or discharged in full then the Chargee shall at the request of the Chargor execute such deeds and do all such acts and things as may be necessary to release the Deposit from the Charge.

11.2	Partial Release

Prior to the occurrence of an Event of Default, the Chargee is required to:

(A)	determine in accordance with standard market practice or as may otherwise be provided in the Trading Contracts at the close of business on Friday of each week the amount of collateral or credit support (the “Determined Amount”) reasonably required to be provided or procured by BE Company in relation to the Trading Contracts at that time; and

(B)	notify the Determined Amount to the Chargor no later than close of business on the following Monday.

If the Determined Amount is less than the amount of the Deposit by not less than [•], then prior to the occurrence of an Event of Default, the Chargor shall be entitled to withdraw and retain the amount by which the Determined Amount is less than the amount of the Deposit.

12.	Limited Recourse

Recourse against or to the Chargor in respect of the Secured Sums is in all cases limited to the Deposit. In the event that the Secured Sums exceed the amount of the Deposit and if the Chargee would otherwise have any right to claim payment from the Chargor of any amount exceeding the amount of the Deposit, such right shall be automatically extinguished.

13.	Communications

13.1	Communications to be in Writing

Any communication given or made under or in connection with the matters contemplated by this deed shall be by fax or letter and will be effective on actual receipt in legible form.

13.2	Chargor’s details

The relevant details for notices to the Chargor are:-

Addressee	Address	Fax No.
[ ]	[ ]	[ ]

14.	Contracts (Rights of Third Parties) Act 1999

This deed confers a benefit on the Chargee and is intended to be enforceable by the Chargee by virtue of the Contracts (Rights of Third Parties) Act 1999. Save as expressly provided in this clause, a person who is not a party to this deed shall have no right to enforce any of its terms by virtue of the Contracts (Rights of Third Parties) Act 1999.

15.	Governing Law

This deed shall be governed by and construed in accordance with English law.

16.	Waiver of Sovereign Immunity

(A)	The Chargor consents generally to the issue of any process in connection with any proceedings, suits or actions arising out of or in connection with this deed (“Proceedings”) and to the giving of any type of relief or remedy against it, including the making, enforcement or execution against the Deposit of any order or judgment.

(B)	If Chargor or the Deposit is entitled in any jurisdiction to any immunity from service of process or of other documents relating to Proceedings, or to any immunity from jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or other legal process, this is irrevocably waived to the fullest extent permitted by the law of that jurisdiction.

IN WITNESS WHEREOF the Chargor has executed and delivered this document as a deed the day and year first before written.

SCHEDULE 1

Contract

Date	Parties	Contract Description
[ ]	[ ]	[ ]

The Corporate Seal of the SECRETARY OF STATE FOR TRADE & INDUSTRY hereto affixed is authorised by	An Official of the Department of Trade & Industry

SCHEDULE 6

APPROVED WORKING CAPITAL PURPOSES

(1)	As at 7th March, 2003, the Approved Working Capital Purposes are:

(a)	payment of amounts due to counterparties under electricity trading contracts entered into in accordance with the Trading Manuals and Guidelines and payments for ROCs in accordance with Clause 15.25(B);

(b)	payment of amounts due under the Balancing and Settlement Code, Connection and Use of System Code, Grid Code and equivalent obligations in Scotland;

(c)	payment of wages, salaries, rents, other operating expenses and necessary capital expenditure arising in the ordinary course of trading of the Obligors;

(d)	payment of taxes; and

(e)	payments in accordance with Clause 15.27 (Payments in respect of Borrowed Money and payments to Financial Creditors).

(2)	For the avoidance of doubt, whether any bonuses or termination payments to any director or officer of any Obligor comprise an Approved Working Capital Purpose shall, on each Utilisation, be at the discretion of the Secretary of State.

SCHEDULE 7

APPROVED BENEFICIARIES

Approved Beneficiaries are:

(1)	counterparties in respect of obligations arising out of trading under the New Electricity Trading Arrangements and in relation to trading arrangements in Scotland, ISDA agreements related to electricity and other electricity trading agreements, that have been entered into by BEPET or BEG, in each case, in the ordinary course of its business and in accordance with the Trading Manuals and Guidelines;

(2)	Elexon Clear Limited and Elexon Limited in respect of obligations arising under or in connection with the Balancing and Settlement Code;

(3)	The National Grid Company plc in respect of obligations arising under the connection and use of System Code or the Grid Code and Scottish Power in relation to transmission arrangements in Scotland and distribution company counterparties in relation to Distribution Use of System Contracts;

(4)	HSBC Bank plc in connection with Documentary Credit Number DCSLD1710262 issued in favour of Elexon Clear Limited in the amount of £5,000,000;

(5)	The Royal Bank of Scotland plc in connection with certain documentary credits and bonds as agreed by the Secretary of State prior to the date of this Agreement (but not including the letter of credit issued by The Royal Bank of Scotland plc in favour of Barclays Bank PLC in its capacity as account bank under the Eggborough project financing facilities);

(6)	suppliers to a Borrower who require collateral in relation to work or orders placed in the ordinary course of business; and

(7)	HSBC Bank plc and Clydesdale Bank plc.

SCHEDULE 8

FORM OF ACCESSION LETTER

To:        The Secretary of State for Trade and Industry

From:    [New Obligor] and [Company]

[DATE]

Dear Sirs,

British Energy Credit Agreement

dated [            ] (as amended, the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[New Obligor] agrees to become an [Additional Borrower/Additional Guarantor] and to be bound by the terms of the Agreement as an [Additional Borrower/ Additional Guarantor] pursuant to Clause 17.2 (Additional Obligors) of the Agreement. [New Obligor] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[New Obligor’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[Company]	[New Obligor]

SCHEDULE 9

MONTHLY AVAILABLE AMOUNTS UNDER EACH FACILITY

(All amounts are in Sterling)

	FIRST MONTH	SECOND MONTH	THIRD MONTH	FOURTH MONTH	FIFTH MONTH	SIXTH MONTH	SEVENTH MONTH
FACILITY A	175,000,000	175,000,000	175,000,000	175,000,000	175,000,000	175,000,000	175,000,000
FACILITY B	25,000,000	25,000,000	25,000,000	25,000,000	25,000,000	25,000,000	25,000,000

SIGNATORIES

SECRETARY OF STATE SIGNED by a senior official of the Department of Trade and Industry duly authorised to sign on behalf of the Secretary of State	GRAHAM TURNOCK

BORROWERS SIGNED for and on behalf of BRITISH ENERGY PLC acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	SECRETARY

SIGNED for and on behalf of BRITISH ENERGY GENERATION (UK) LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	SECRETARY

SIGNED for and on behalf of BRITISH ENERGY POWER ANDENERGY TRADING LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	SECRETARY

SIGNED for and on behalf of BRITISH ENERGY GENERATION LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	SECRETARY

GUARANTORS

SIGNED for and on behalf of BRITISH ENERGY PLC acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	SECRETARY

SIGNED for and on behalf of BRITISH ENERGY GENERATION (UK) LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	SECRETARY

SIGNED for and on behalf of BRITISH ENERGY GENERATION LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	SECRETARY

SIGNED for and on behalf of BRITISH ENERGY POWER AND ENERGY TRADING LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	DIRECTOR/SECRETARY

SIGNED for and on behalf of BRITISH ENERGY INVESTMENT LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	DIRECTOR/SECRETARY

SIGNED for and on behalf of DISTRICT ENERGY LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	DIRECTOR/SECRETARY

SIGNED for and on behalf of BRITISH ENERGY INTERNATIONAL HOLDINGS LIMITED acting by:	K G LOUGH	ROBERT ARMOUR

KEITH GEDDES LOUGH AND ROBERT MALCOLM ARMOUR	DIRECTOR	DIRECTOR

SIGNED for and on behalf of BRITISH ENERGY US HOLDINGS INC. acting by:	K G LOUGH	JOHN YOUNG

KEITH GEDDES LOUGH AND JOHN YOUNG	DIRECTOR	SECRETARY

SIGNED for and on behalf of BRITISH ENERGY L.P. acting by:	BRITISH ENERGY US INVESTMENTS LLC GENERAL PARTNER

KEITH GEDDES LOUGH AND JOHN YOUNG	K G LOUGH	JOHN YOUNG

	DIRECTOR	SECRETARY

CONFORMED COPY

DATE: 7th March, 2003

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

BRITISH ENERGY PLC

AND

OTHERS

FURTHER EXTENSION AND AMENDMENT AGREEMENT

to a credit facility agreement dated

26th September, 2002 (as amended)

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(KIH/RCYS)